UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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REGAL BELOIT CORPORATION

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REGAL BELOIT CORPORATION
200 State Street
Beloit, Wisconsin 53511

Notice of 2010 Annual Meeting of Shareholders
To Be Held April 26, 2010

To the Shareholders of Regal Beloit Corporation:

You are hereby notified that the 2010 annual meeting of shareholders of Regal Beloit Corporation will be held at the James L. Packard Learning Center located at the Company’s corporate headquarters, 200 State Street, Beloit, Wisconsin 53511, on Monday, April 26, 2010, at 9:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect three directors to serve until the 2013 Annual Meeting of Shareholders.

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for 2010.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 4, 2010 as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting.

We hope that you will be able to attend the meeting in person, but if you are unable to do so, please complete, sign and promptly mail back the enclosed proxy form, using the return envelope provided.  You also have the option to vote your shares by the Internet or telephone by following the instructions printed on the enclosed proxy card.  If, for any reason, you should subsequently change your plans, you may, of course, revoke your proxy at any time before it is actually voted.

By Order of the Board of Directors
REGAL BELOIT CORPORATION

/s/ Paul J. Jones

Paul J. Jones
Vice President, General Counsel and Secretary

Beloit, Wisconsin
March 26, 2010

Important Notice Regarding Change in Voting of Shares:  Because of a change in rules of the New York Stock Exchange, we note that, unlike at previous annual meetings, your broker will NOT be able to vote your shares with respect to the election of directors if you have not provided directions to your broker.  We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 26, 2010.  The Regal Beloit Corporation proxy statement for the 2010 Annual Meeting of Shareholders and 2009 Annual Report to Shareholders are available at www.proxydocs.com/rbc.

PROXY STATEMENT

This proxy statement and accompanying proxy card are being mailed to holders of Regal Beloit Corporation (“we” or the “Company”) common stock beginning on or about March 26, 2010.  The Company, on behalf of its Board of Directors (the “Board”), is soliciting your proxy to vote your shares of the Company’s common stock at the 2010 annual meeting of shareholders, and all adjournments or postponements thereof (the “Annual Meeting”).  We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the Annual Meeting.  In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What am I being asked to vote on?

A:	•	Election of directors; and

•	Ratification of the selection of Deloitte & Touche LLP as our independent auditors for 2010.

Q:	Who can vote?

A:	Holders of our common stock as of the close of business on the record date, March 4, 2010, may vote at the Annual Meeting, either in person or by proxy. Each share of common stock has one vote.

Q:	How do I vote?

A:	By Proxy—Before the Annual Meeting, you can give a proxy to vote your shares of common stock in one of the following ways:

•	by telephone;

•	by using the Internet; or

•	by completing and signing your proxy card and mailing it in time to be received prior to the Annual Meeting.

The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are printed on the enclosed proxy card.

If you mail to us your properly completed and signed proxy card, or vote by telephone or the Internet, then your shares of common stock will be voted according to the choices that you specify. If you sign and mail your proxy card to us without making any choices, your proxy will be voted:

•	FOR the election of all persons nominated by the Board for election as directors; and

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for 2010.

Other than the election of directors and the ratification of the selection of our independent auditors, we are not currently aware of any other matters that will be brought before the Annual Meeting.  However, by giving your proxy, you appoint the persons named as proxies as your representatives at the Annual Meeting.  If a matter comes up for a vote at the Annual Meeting that is not included in the proxy materials, then the proxy holders will vote your shares in accordance with their best judgment.

In Person—You may come to the Annual Meeting and cast your vote there.  If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, then your broker, bank or other nominee will provide you with instructions for voting your shares.

Q:           May I change or revoke my vote?

A:	You may change your vote or revoke your proxy at any time prior to your shares being voted by:

•	notifying our Secretary in writing that you are revoking your proxy;

•	giving another signed proxy that is dated after the date of the proxy that you wish to revoke;

•	using the telephone or Internet voting procedures; or

•	attending the Annual Meeting and voting in person (attendance at the Annual Meeting alone will not revoke your proxy).

Q:           Will my shares be voted if I do not provide my proxy?

A:
It depends on whether you hold your shares in your own name or in the name of a brokerage firm.  If you hold your shares directly in your name, then they will not be voted unless you provide a proxy or vote in person at the Annual Meeting.  Brokerage firms or other nominees generally have the authority to vote customers’ unvoted shares on certain “routine” matters.  If your shares are held in the name of a brokerage firm, the brokerage firm has the discretionary authority to vote your shares in connection with the ratification of our independent auditors if you do not timely provide your proxy because this matter is considered “routine” under the New York Stock Exchange (“NYSE”) listing standards.

Because of a change in NYSE rules, we note that, unlike at previous annual meetings, your broker will NOT be able to vote your shares with respect to the election of directors if you have not provided directions to your broker.  We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder.

Q:	What constitutes a quorum?

A:
As of the record date, March 4, 2010, 37,475,830 shares of our common stock were issued and outstanding and entitled to vote at the Annual Meeting.  To conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or the Internet, then you will be considered present at the Annual Meeting for purposes of determining the presence of a quorum.  Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining the presence of a quorum.  A broker “non-vote” occurs when a broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under NYSE rules, does not have discretionary authority to vote on a proposal.

Q:	What vote is needed for these proposals to be adopted?

A:
Proposal 1—The affirmative vote of the holders of a majority of the shares of our common stock represented and voted at the Annual Meeting is required to elect each director (assuming a quorum is present).  Withhold votes and abstentions will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast.

Proposal 2—The affirmative vote of the holders of a majority of the shares of our common stock represented and voted at the Annual Meeting (assuming a quorum is present) is required to ratify the selection of Deloitte  &Touche LLP as our independent auditors for 2010.  Abstentions will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast.

Q:           Who conducts the proxy solicitation and how much will it cost?

A:
We are requesting your proxy for the Annual Meeting and will pay all costs of soliciting shareholder proxies.  In addition to soliciting proxies by mail, we may request proxies personally and by telephone, fax or other means.  We can use our directors, officers and regular employees to request proxies.  These people do not receive additional compensation for these services.  We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket and clerical expenses for forwarding solicitation materials to beneficial owners of our common stock.

Q:           Are the Company’s proxy materials available on the Internet?

A:	Yes. The Company’s proxy statement for the 2010 Annual Meeting of Shareholders and 2009 Annual Report to Shareholders are available at www.proxydocs.com/rbc.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is currently comprised of nine directors, divided into three classes of three members each, with the terms of one class of directors expiring each year.  The Board has nominated Christopher L. Doerr, Mark J. Gliebe and Curtis W. Stoelting for election at the Annual Meeting as Class B directors to serve until the 2013 annual meeting of shareholders and, for all nominees, until their successors are duly elected and qualified.  All of our other directors are expected to serve on the Board until their respective terms expire as indicated below.  As a result, the Board has nominated individuals for election as directors with respect to all open seats on the Board.  Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the persons named as nominees herein.  The Board has no reason to believe that any of the listed nominees will be unable or unwilling to serve as a director if elected.  However, in the event that any nominee should be unable or unwilling to serve, the shares represented by proxies received will be voted for another nominee selected by the Board.

The following sets forth certain information, as of March 4, 2010, about each of the Board nominees for election at the Annual Meeting and each director whose term will continue after the Annual Meeting.  Except as otherwise noted, each nominee has engaged in the principal occupation or employment and has held the offices shown for more than the past five years.

Nominees for Election at the Annual Meeting

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships
Class B Directors—Terms Expiring at the 2013 Annual Meeting of Shareholders
Christopher L. Doerr	60	2003
Executive Chairman and Chief Executive Officer of Karl’s Rental, Inc. (global manufacturer and supplier of portable event structures and related equipment) since 2009; Co-CEO of Sterling Aviation Holdings, Inc. (aircraft management and charter company) since 2004 and Co-CEO of Passage Partners, LLC (a private investment company) since 2001; former President and Co-CEO, Leeson Electric Corporation from 1986-2001; former director, Fisher Scientific International.  Mr. Doerr has served a director of several privately-held and publicly-traded companies and as a chief executive officer of a number of privately-held companies.  Mr. Doerr’s leadership experience and operations and manufacturing, international business and brand marketing expertise garnered from these positions, as well as his familiarity with our industry from his time as co-chief executive officer of Leeson Electric Corporation, which manufactures electric motors, gear boxes and drives, led to the conclusion that he should serve as a director of the Company.

Mark J. Gliebe	49	2007
President and Chief Operating Officer of the Company since December 2006; Vice President and President-Electric Motors Group of the Company from January 2005 to December 2005; prior thereto employed by General Electric Company (a diversified industrial and commercial manufacturing corporation) as the General Manager of GE Motors & Controls in the GE Consumer & Industrial business unit from 2000-2004.  Mr. Gliebe’s skills in corporate transactions, operations and manufacturing, international business, brand marketing and enterprise risk management, and his familiarity with the industry in which we compete, acquired through his prior background as a manager and executive at a publicly-traded company and as an executive of the Company, led to the conclusion that he should serve as a director of the Company.

Curtis W. Stoelting	49	2006
Chief Executive Officer of RC2 Corporation (a designer, producer and marketer of high-quality toys, collectibles and infant and toddler products) since 2003; prior thereto as Chief Operating Officer from 2000-2003 and Executive Vice President from 1998-2003 of RC2 Corporation.  Mr. Stoelting’s skills in business development and corporate transactions, operations and manufacturing, international business, brand marketing and enterprise risk management gained as a chief executive officer and director of a privately-held company, as well as his financial expertise as a certified public accountant, led to the conclusion that he should serve as a director of the Company.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” ALL NOMINEES.

Directors Continuing in Office:

Name	Age	Director Since	Principal Occupation; Office, if any, Held in the Company; Other Directorships
Class C Directors—Terms Expiring at the 2011 Annual Meeting of Shareholders
Thomas J. Fischer	62	2004
Corporate financial, accounting and governance consultant since 2002; retired Deputy Managing Partner for the Great Plains Region and Milwaukee office managing partner, Arthur Andersen LLP; director, Badger Meter Inc., Actuant Corporation and Wisconsin Energy Corporation.  Mr. Fischer has broad experience in financial matters as a certified public accountant, as a consultant in corporate financial, accounting and corporate governance matters and as a former senior partner of a major international independent public accounting firm.  The skills Mr. Fischer acquired through these positions in the areas of financial matters, accounting and auditing matters including financial reporting, corporate transactions and enterprise risk management, as well as his background as a director and audit committee member of several publicly-traded companies, led to the conclusion that he should serve as a director of the Company.

Carol N. Skornicka	68	2006
Retired Sr. Vice President-Corporate Affairs, Secretary and General Counsel of Midwest Air Group (a holding company for a commercial airline company); employed by Midwest from 1996 to her retirement in February 2008.  In addition to her private sector experience, Ms. Skornicka served as Secretary of the State of Wisconsin Department of Industry, Labor and Human Relations from 1991 to 1996.  Ms. Skornicka’s extensive leadership experience in the public and private sectors, her long and successful career as an executive of a publicly-traded company, and her resulting skills in the areas of government relations, legal matters, corporate communications and enterprise risk management led to the conclusion that she should serve as a director of the Company.

Rakesh Sachdev	53	2007
Vice President and Chief Financial Officer of Sigma-Aldrich Corporation (a life science and technology company that develops and sells biochemical and organic chemical products and kits) since October 2008; prior thereto worked in various positions with ArvinMeritor, Inc. since 1999, including Senior Vice President and President of Asia Pacific from 2007 to October 2008, Senior Vice President-Strategy and Corporate Development from 2005 to 2007 and Vice President and Corporate Controller/Interim CFO from 2003 to 2005.  Mr. Sachdev has held varied executive positions at publicly-traded manufacturing companies over his career, giving him experience in the areas of corporate transactions, operations and manufacturing, international business, corporate communications and enterprise risk management.  Mr. Sachdev also has significant financial expertise as a chief financial officer and an educational background in mechanical engineering.  These skills led to the conclusion that Mr. Sachdev should serve as a director of the Company.

Class A Directors—Terms Expiring at the 2012 Annual Meeting of Shareholders
G. Frederick Kasten, Jr.	71	1995
Retired Chairman and director, Robert W. Baird & Co., Inc.; served as President of Robert W. Baird & Co., Inc. from 1979-1999; as Chief Executive Officer from 1983-2000; and as Chairman and director from 2000-2005.  Mr. Kasten’s long and successful career as president, chief executive officer and chairman of a large financial firm and as a director of numerous other financial and regulatory entities, and his resulting expertise in corporate transactions, financial markets and corporate communications, led to the conclusion that he should serve as a director of the Company.

Henry W. Knueppel	61	1987
Chairman of the Board and Chief Executive Officer of the Company since April 2006; elected Chief Executive Officer April 2005; President and Chief Operating Officer from 2002-2005; Executive Vice President from 1987-2002; employed by the Company since 1979; director, Harsco Corporation.  Mr. Knueppel’s extensive experience as an executive of the Company and his resulting skills in the areas of corporate transactions, operations and manufacturing, international business, brand marketing, corporate communications and enterprise risk management, along with his familiarity with our business and industry and his role as our Chief Executive Officer, led to the conclusion that he should serve as a director of the Company and Chairman of the Board.

Dean A. Foate	51	2005
President and Chief Executive Officer of Plexus Corporation (an electronics manufacturing services company) since 2002; served as Chief Operating Officer of Plexus Corporation from 2001-2002; director of Plexus Corporation.  Mr. Foate’s experience in business development and corporate transactions, operations and manufacturing, international business, brand marketing and enterprise risk management gained as an executive and a director of a publicly-traded company, as well as his background in electrical engineering, led to the conclusion that he should serve as a director of the Company.

BOARD OF DIRECTORS

Corporate Governance and Independent Directors

The Board has in effect Corporate Governance Guidelines that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board.  The Corporate Governance Guidelines are available, free of charge, on our website at www.regalbeloit.com.  We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

The Corporate Governance Guidelines provide that a majority of the members of the Board must be independent directors under the listing standards of the NYSE.  The Board has also adopted certain categorical standards of director independence to assist it in making determinations of director independence and which are contained in the Corporate Governance Guidelines.  A copy of these categorical standards of director independence are also attached as Appendix A to this Proxy Statement.  The categorical standards of director independence adopted by the Board are available on our website at www.regalbeloit.com.

Based on these standards, the Board has affirmatively determined by resolution that Messrs. Doerr, Fischer, Foate, Kasten, Sachdev and Stoelting and Ms. Skornicka have no material relationship with the Company, and, therefore, each is independent in accordance with the NYSE listing standards and with the categorical standards of director independence adopted by the Board.  The Board will regularly review the continuing independence of the directors.

Code of Business Conduct and Ethics

The Board has adopted the Regal Beloit Corporation Code of Business Conduct and Ethics, which applies to our directors, officers and employees. The Code is available, free of charge, on our website at www.regalbeloit.com.

Leadership Structure; Board’s Role in Oversight of Risk

Our Board does not have a policy on whether or not the roles of CEO and Chairman should be separate.  Our Board reserves the right to vest the responsibilities of the CEO and Chairman in different individuals or in the same individual if in the Board’s judgment a combined CEO and Chairman position is in the best interest of our company.  In the circumstance where the responsibilities of the CEO and Chairman are vested in the same individual, the Board will designate a Presiding Director from among the independent directors to preside at the meetings of the non-employee director executive sessions.  Currently, the positions of Chairman and CEO are combined.  Our Board has determined that this combined role most appropriately suits our Company at this time because Mr. Knueppel, our CEO, is the person best qualified to serve as Chairman given his long history with our company and his skills and experience within the industries that we operate.  Further, our Board believes that this leadership structure is appropriate at this time as it establishes a single leader with one vision and eliminates ambiguity as to who has primary responsibility for our Company’s performance.  Our Board believes that there is no single best organizational model that would be most effective in all circumstances and therefore retains the authority to modify this structure to best address our Company’s unique circumstances as and when appropriate.

To supplement the combined Chairman and CEO position, our Board has created a Presiding Director role.  The position of the Presiding Director rotates periodically among the non-employee directors as determined by the Board upon the recommendation of the Corporate Governance and Director Affairs Committee.  Mr. Kasten currently serves as the Presiding Director.  The Presiding Director is an independent and empowered director who works closely with the Chairman.

In addition to serving as the principal liaison between the independent directors and the Chairman and CEO in matters relating to the Board as a whole, the primary responsibilities of the Presiding Director are as follows:

•
Preside at all meetings of the Board at which the Chairman is not present, including any executive sessions of the independent directors and establish agendas for such executive sessions in consultation with the other directors and the Chairman;

•	Review proposed Board meeting agendas;

•	Review Board meeting schedules to help assure that there is sufficient time for discussion of all agenda items;

•	Have the authority to call meetings of the independent directors as appropriate; and

•	Be available, as deemed appropriate by the Board, for consultation and direct communication with shareholders.

Our full Board of Directors is responsible for the oversight of our Company’s operational and strategic risk management process.  In furtherance of the Board’s risk management oversight goals, the Board has created a Risk Committee comprised of senior management and key managers of each of our company’s business units and functions around the world.  The Risk Committee is charged with identifying, assessing and developing a mitigation strategy for significant risks that could impact our Company’s ability to meet our objectives and execute our strategies.  The management-based Risk Committee identifies and clarifies significant risks that may impact our Company and assesses those risks, resulting in the establishment of a plan response/mitigation strategy for significant risks.  The management-based Risk Committee delivers a summary of its activities and findings directly to our CEO, the Audit Committee, and our full Board.  Our Board relies on our Audit Committee to address significant financial risk exposures facing our Company and the steps management has taken to monitor, control and report such exposures, with appropriate reporting of these risks to be made to the full Board.   Our Board relies on our Compensation and Human Resources Committee to address significant risk exposures facing our Company with respect to compensation programs and incentives, also with appropriate reporting of these risks to be made to the full Board.  Our Board’s role in our company’s risk oversight has not affected our leadership structure.

Presiding Director; Executive Sessions

As discussed above, the Corporate Governance Guidelines require that the Board designate a Presiding Director to lead each executive session of the Board.  The position of the Presiding Director rotates periodically among the non-employee directors as determined by the Board upon the recommendation of the Corporate Governance and Director Affairs Committee.  Mr. Kasten currently serves as the Presiding Director.

  The Board will have at least four regularly scheduled meetings a year at which the non-employee directors will meet in executive session without members of our management being present.  The non-employee directors may also meet without management present at such other times as they determine appropriate.  Members of the Company’s senior executive management who are not members of the Board will participate in Board meetings to present information, make recommendations, and be available for direct interaction with members of the Board.

Communications with the Board

Shareholders and other interested parties may communicate with the full Board, the Chairman of the Board, non-management directors as a group or individual directors, including the Presiding Director, by delivering a written communication to Regal Beloit Corporation, Attention: Board of Directors, 200 State Street, Beloit, Wisconsin 53511, or by sending an e-mail communication to board.inquiry@regalbeloit.com.  The communications should be addressed to the specific director or directors whom the shareholder or interested party wishes to contact and should specify the subject matter of the communication. The Company’s Secretary will deliver appropriate communication directly to the director or directors to whom it is addressed.  The Secretary will generally not forward to the director or directors communication that he determines to be primarily commercial in nature or concerns our day-to-day business activities, or that requests general information about the Company.

Concerns about accounting or auditing matters or possible violations of the Regal Beloit Corporation Code of Business Conduct and Ethics should be reported pursuant to the procedures outlined in the Code of Conduct and in our policy regarding Reporting Ethical, Legal and Accounting Concerns, both of which are available on our website at www.regalbeloit.com.

Committees

We have standing Audit, Compensation and Human Resources, and Corporate Governance and Director Affairs Committees of the Board.  Each committee is appointed by and reports to the Board.  The Board has adopted, and may amend from time to time, a written charter for each of the Audit, Compensation and Human Resources, and Corporate Governance and Director Affairs Committees.  We make copies of each of these charters available free of charge on our website at www.regalbeloit.com.

Audit Committee.  The Audit Committee consists of Messrs. Fischer (Chairperson), Sachdev and Stoelting.  Each of the members of the committee is independent as defined by the NYSE listing standards and the rules of the Securities and Exchange Commission (the “SEC”).  The Board has determined that each of Messrs. Fischer, Sachdev and Stoelting qualifies as an “audit committee financial expert” as defined in SEC rules and meets the expertise requirements for audit committee members under the NYSE listing standards.  The principal functions performed by the Audit Committee, which met four times in 2009, are to assist the Board in monitoring the overall quality of the Company’s financial statements and financial reporting, the independent auditor’s qualifications and independence, our accounting controls and policies, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements. The Audit Committee has the sole authority to appoint, retain, compensate and terminate our independent auditors and to approve the compensation paid to the independent auditors.  The Audit Committee has presented to shareholders for ratification at the Annual Meeting its selection of independent auditors for 2010.  See “Proposal 2: Ratification of Deloitte & Touche LLP as the Company’s Independent Auditors for 2010.”

One member of the Audit Committee, Mr. Fischer, serves on the audit committees of three other public companies.  On January 29, 2010, the Board of Directors considered what it believes to be all of the relevant facts and responsibilities relating to such simultaneous service by Mr. Fischer and affirmatively determined that the simultaneous service would not impair Mr. Fischer’s ability to serve effectively on our Audit Committee.

Compensation and Human Resources Committee.  The Compensation and Human Resources Committee consists of Messrs. Foate (Chairperson), Doerr and Stoelting.  Each of the members of the Compensation and Human Resources Committee is independent as defined by the NYSE listing standards.  The principal functions of the Compensation and Human Resources Committee, which met four times in 2009, are to help develop our overall compensation philosophy; administer our incentive compensation plans (including our equity incentive plans); either as a committee or together with the other independent directors (as directed by the Board) determine and approve the compensation of the Chief Executive Officer and the other principal corporate officers; review and monitor succession and leadership development planning; and review, formulate, recommend and administer short- and long-range compensation programs for the principal corporate officers and key employees.  A more complete description of our Compensation and Human Resources Committee’s practices can be found in the Compensation Discussion and Analysis section of this Proxy Statement.

Compensation Consultants.  The Compensation and Human Resources Committee from time to time uses independent compensation consultants to assist the Committee in the performance of its responsibilities.  After selecting an independent compensation consultant, the Committee periodically meets with that consultant throughout the year at such times as the Committee deems appropriate, and receives reports and advice from the consultant on matters of executive compensation.  In 2009, the Committee selected The Delves Group to serve as its independent compensation consultant.  The Committee also engaged Stern Stewart & Co. in 2009 to assist with the setting of goals under our Shareholder Value Added (SVA) Plan.  Neither The Delves Group nor Stern Stewart & Co. perform any other services for us or our named executive officers other than the services provided at the direction of the Committee.

Corporate Governance and Director Affairs Committee.  The Corporate Governance and Director Affairs Committee consists of Ms. Skornicka (Chairperson) and Messrs. Doerr and Sachdev.  Each of the members of the Corporate Governance and Director Affairs Committee is independent as defined by the NYSE listing standards.  The principal functions of the Corporate Governance and Director Affairs Committee, which met four times in 2009, are to develop and recommend to the Board a set of corporate governance principles applicable to our company, including matters of Board organization, membership, compensation, independence and function, and committee structure and membership; otherwise take a leadership role in shaping our corporate governance; to identify directors qualified to serve on the committees established by the Board; and to recommend to the Board the members and the chairperson for each committee to be filled by the Board. This Committee also serves as the nominating committee of the Board and is responsible for identifying individuals qualified to become directors (consistent with the criteria approved by the Board) and to recommend candidates for all directorships to be filled by the Board or by our shareholders.

Nominations of Directors

The Corporate Governance and Director Affairs Committee will consider persons recommended by shareholders to become nominees for election as directors in accordance with the criteria set forth in the Corporate Governance Guidelines under the heading “Director’s Qualifications”.  The Corporate Governance and Director Affairs Committee will only review recommendations for director nominees from any shareholder or group of shareholders beneficially owning in the aggregate at least 5% of the issued and outstanding shares of our common stock for at least one year as of the date that the recommendation is made.  Recommendations with respect to the 2011 annual meeting of shareholders must be submitted by February 9, 2011, for the recommendation to be considered by the Corporate Governance and Director Affairs Committee.

In identifying and evaluating nominees for director, the Corporate Governance and Director Affairs Committee believes that directors must possess the highest personal and professional ethics, integrity and values, and commitment to representing the long-term interest of the shareholders.  Directors must also possess a diverse set of skills and experience with a background in areas that are relevant to our activities. Directors should also be inquisitive and have an objective perspective, a practical wisdom and mature judgment. Directors must be willing and able to devote whatever time is necessary to carry out their duties and responsibilities effectively. Directors will not be nominated unless they are willing to serve for an extended period of time.

While the Corporate Governance and Director Affairs Committee does not have a formal policy relating specifically to the consideration of diversity in its process to select and evaluate director nominees, the Committee does consider diversity of viewpoint, background, industry knowledge and perspectives, as well as ethnic and gender diversity, as part of its overall evaluation of candidates for director nominees.  Specifically, our criteria for director nominees, included as Appendix A to our Corporate Governance Guidelines, provide that directors should be selected so that our Board represents diverse backgrounds and perspectives.

For a timely recommendation submitted by a shareholder to be considered by the Corporate Governance and Director Affairs Committee, the candidate recommended by a shareholder must be “independent” as defined in the NYSE independence standards and the SEC regulations, and meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines.  The Corporate Governance and Director Affairs Committee will have sole discretion whether to nominate an individual recommended by a shareholder. As to any candidate identified by the Corporate Governance and Director Affairs Committee to become a nominee, the candidate must possess the requisite qualifications, although the Corporate Governance and Director Affairs Committee need not require such nominee to be independent. Nevertheless, we strive to have all directors, other than those directors who are members of our management, be independent as defined by the NYSE independence standards and the SEC regulations.

Policies and Procedures Regarding Related Person Transactions

Our Board of Directors has adopted written policies and procedures regarding related person transactions.  For purposes of these policies and procedures:

•
a “related person” means any of our directors, executive officers, nominees for director or greater than 5% shareholder, and any of their immediate family members, as well as any entity in which any of these persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and

•
a “related person transaction” generally is a transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect interest.

The related person, the director, executive officer, nominee or beneficial owner who is an immediate family member of a related person, or a business unit or function/department leader of the Company responsible for a proposed related person transaction must notify our General Counsel of certain information relating to proposed related person transactions.  If our General Counsel determines that a proposed transaction is a related person transaction subject to the policy, then he will submit the transaction to the Corporate Governance and Director Affairs Committee for consideration at the next committee meeting or, if expedited consideration is required, to the committee chairperson.  The committee or chairperson, as applicable, will consider all of the relevant facts and circumstances available regarding the proposed related person transaction and will approve only those related person transactions that are in, or are not inconsistent with, the best interests of our company and our shareholders.  The chairperson is required to report to the committee at the next committee meeting any approval granted under the policy.

The policy also provides for ongoing review by the General Counsel of any amounts paid or payable to, or received or receivable from, any related person.  Additionally, at least annually, the Corporate Governance and Director Affairs Committee is required to review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from us of more than $60,000.  Based on all relevant facts and circumstances, the committee will determine if it is in the best interests of our company and our shareholders to continue, modify or terminate the related person transaction.

If any of our Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a pending or ongoing related person transaction that has not been previously approved or ratified under the policy, then the transaction must be disclosed to the Corporate Governance and Director Affairs Committee or its chairperson.  The committee or the chairperson must then determine whether to ratify, amend or terminate the related person transaction, or take any other appropriate action.  If the related person transaction is complete, then the committee or its chairperson will evaluate the transaction to determine if rescission of the transaction and/or any disciplinary action is appropriate.

In 2009, there were no proposed, pending or ongoing related person transactions subject to review by the Corporate Governance and Director Affairs Committee under the policy.

Meetings and Attendance

The Board held four meetings in 2009.  Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which the director served during 2009.

Directors are expected to attend our annual meeting of shareholders each year.  All of our directors attended the 2009 annual meeting.

STOCK OWNERSHIP

Management

The following table sets forth information, as of March 4, 2010, regarding beneficial ownership of our common stock by each director and nominee, each of our named executive officers as set forth in the Summary Compensation Table, and all of the directors and executive officers as a group.  As of March 4, 2010, no director or executive officer beneficially owned one percent or more of our common stock, other than Mr. Knueppel, who beneficially owned 1.2% of our common stock.  On that date, the directors and executive officers as a group beneficially owned 2.4% of our common stock.  Except as otherwise indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of our common stock identified as beneficially owned.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)(4)
David A. Barta . . . . . . . . . . . . . . . . . . .	75,039
Terry R. Colvin . . . . . . . . . . . . . . . . . . .	17,165
Christopher L. Doerr . . . . . . . . . . . . . . .	30,075
Thomas J. Fischer . . . . . . . . . . . . . . . .	16,725
Dean A. Foate . . . . . . . . . . . . . . . . . . .	22,000
Mark J. Gliebe . . . . . . . . . . . . . . . . . . .	157,758
Paul J. Jones . . . . . . . . . . . . . . . . . . . . .	26,572
G. Frederick Kasten, Jr. . . . . . . . . . . . .	53,684
Henry W. Knueppel . . . . . . . . . . . . . . .	455,620
Rakesh Sachdev. . . . . . . . . . . . . . . . . . .	9,000
Carol N. Skornicka. . . . . . . . . . . . . . . .	13,000
Curtis W. Stoelting. . . . . . . . . . . . . . . .	22,500
All directors and executive officers as a group (12 persons) . . . . . . . . . . .	899,138

(1)
Includes shares subject to currently exercisable rights to acquire common stock and options exercisable within 60 days of March 4, 2010 as follows:  Mr. Barta, 55,000 shares; Mr. Colvin, 12,600 shares, Mr. Doerr, 23,000 shares; Mr. Foate, 14,000 shares; Mr. Gliebe, 127,000 shares; Mr. Jones, 21,000 shares; Mr. Knueppel, 126,000 shares; Mr. Sachdev, 7,000 shares; Ms. Skornicka, 10,000 shares; Mr. Stoelting, 13,000 shares; and all directors and executive officers as a group, 394,600 shares.  Also includes shares of restricted stock that are subject to forfeiture until they vest on the third anniversary of the date of grant as follows: Mr. Barta, 6,000 shares; Mr. Colvin, 3,150 shares; Mr. Doerr, 2,000 shares; Mr. Fischer, 2,000 shares; Mr. Foate, 2,000 shares; Mr. Gliebe, 16,000 shares; Mr. Jones, 4,750 shares; Mr. Kasten, 2,000 shares; Mr. Knueppel, 25,000 shares; Mr. Sachdev, 2,000 shares; Ms. Skornicka, 2,000 shares; and Mr. Stoelting, 2,000 shares.

(2)
The amount shown for Mr. Knueppel includes 12,505 shares that are held in trust under the Company’s Personal Savings Plan (401(k)) or a non-Company sponsored individual retirement account. The amount shown for Mr. Knueppel also includes 292,115 shares as to which he shares voting and investment power with his spouse.

(3)	The amount shown for Mr. Stoelting includes 7,500 shares held in the Curtis W. Stoelting 1994 Revocable Trust over which Mr. Stoelting retains sole voting and investment power during his lifetime.
(4)	Amounts shown for Messrs. Colvin and Gliebe include 886 shares and 739 shares, respectively, held in trust under the Company’s 401(k) plans.

Other Beneficial Owners

The following table sets forth information, as of December 31, 2009, regarding beneficial ownership by the only persons known to us to own more than 5% of our outstanding common stock.  The beneficial ownership information set forth below has been reported on filings made on Schedule 13G with the SEC by the beneficial owners.

	Amount and Nature of Beneficial Ownership
	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class

FMR LLC 82 Devonshire Street Boston, MA 02109	442,775	-0-	5,353,239	-0-	5,353,239	14.53%
Wellington Management Company, LLP 75 State Street Boston, MA 02190	-0-	2,389,651	-0-	3,047,676	3,047,676	8.27%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,772,323	-0-	2,772,323	-0-	2,772,323	7.53%

COMPENSATION DISCUSSION AND ANALYSIS

What is our company’s general compensation philosophy?

We recognize the importance of maintaining sound principles for the development and administration of our compensation and benefit programs.  Our overall compensation philosophy is to offer the opportunity for our management team to earn competitive pay, with performance having a direct connection to total compensation and the creation of shareholder value.  Our Compensation and Human Resources Committee, or the Committee, is responsible for making executive compensation decisions and recommendations regarding program design and individual pay.  Our executive compensation programs are designed to advance principles that we have identified as being core to the function of executive compensation.  These principles are:

•	Attract and Retain Quality People — We provide the opportunity for executives to be compensated at competitive levels to ensure we attract and retain a highly competent and committed management team.

•
Pay for Creation of Value — We provide our executives the opportunity to earn above-median pay (as measured against selected peer groups) for performance that creates shareholder value by generating ever increasing returns as compared to our cost of capital.  We believe that this level of performance results in long-term value creation for our shareholders via appreciation in our stock price.  Alternatively, we pay compensation below the median level for corporate performance that fails to generate those levels of returns.

•
Link to Shareholder Interests — We link compensation to corporate performance through equity-based awards to ensure that executives receive above-median compensation only when we create long-term value for our shareholders.

•
Alignment through Equity Ownership — We ensure that executives’ long-term interests are further aligned with shareholders’ interests by requiring our executives to own a significant equity stake in our company.

We believe that a focus on these principles will benefit our shareholders in the long-term by assuring that we can attract and retain highly qualified executives who are committed to our long-term success and the creation of shareholder value.

How do we set executive compensation?

Our Board, our Committee and our Chief Executive Officer, or CEO, each play a role in setting the compensation of our named executive officers.  Our Board appoints the members of the Committee, which consists entirely of independent directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of the Securities Exchange Act of 1934.  The current members of the Committee are Messrs. Foate (Chairman), Doerr and Stoelting.  The Committee, subject to the approval of our Board, is responsible for establishing the executive compensation packages offered to our named executive officers.  The Committee administers and has final authority for setting awards under our annual cash incentive and long-term equity incentive plans.

The Committee reviews data from market surveys, proxy statements of companies it considers our peers and independent compensation consultants to assess our competitive position with respect to total executive compensation, including annual compensation, benefits and perquisites.  In reviewing data with respect to annual compensation, we assess the following components of executive compensation:

•	Base salary;

•	Annual cash incentives; and

•	Long-term incentive compensation.

       The Committee’s objective generally is to establish base salary compensation between the thirty-fifth (35th) and fiftieth (50th) percentile as compared with our selected peer group, which when combined with the opportunity to earn an annual cash incentive award under our Shareholder Value Added (SVA) Plan, allows our executives to earn above-median total compensation as measured against our peer group for performance that generates improvements in our economic profit—the value that our executives add to our company above our cost of capital, as discussed in more detail below.

The Committee also considers individual performance, the level of responsibility and skills and the experience of our executive officers in recommending base salary levels for approval by the Board.  For annual and long-term incentives, the Committee considers a peer group analysis, as well as the impact of our other existing compensation awards or arrangements as it relates to each individual, in making compensation decisions and recommendations.  The Committee considers internal comparisons relative to pay equity among our executive officers, but does not use a formulaic approach in setting compensation levels among those executive officers.  In its decision-making process, the Committee receives and considers the recommendations of our CEO with respect to executive compensation to be paid to our executive officers other than himself.  Our CEO makes no recommendation with respect to his own compensation.

Based on the foregoing information, the Committee reviews and makes recommendations to the Board on our compensation and benefit programs, with the objective of making our executive compensation and benefits programs consistent with our overall compensation philosophy.  The Committee makes and recommends to the Board decisions regarding adjustments to future base salaries, annual incentives and long-term incentives concurrent with the assessment of the executives’ performance for the year.

The Committee periodically solicits proposals from a variety of independent compensation consultants to assist the Committee in the performance of its responsibilities.  After selecting an independent compensation consultant, the Committee periodically meets with that consultant throughout the year at such times as the Committee deems appropriate, and receives reports and advice from the consultant on matters of executive compensation.  Our CEO has access to the independent compensation consultant only at the direction of the Committee.

The Committee selected The Delves Group to serve as its independent compensation consultant for 2009.  The Committee also engaged Stern Stewart & Co. in 2009 to assist with the setting of goals under our SVA plan.  Neither The Delves Group nor Stern Stewart & Co. perform any other services for us or our named executive officers other than the services provided at the direction of the Committee.

In assisting the Committee in setting compensation for 2009, the Committee directed The Delves Group to assemble compensation data for our named executive officers and compare those data against aggregated data for persons holding similarly-situated positions in other companies.  Pursuant to its engagement and to approximate our market, The Delves Group benchmarked compensation data using both a company-by-company peer group analysis of twenty one companies most comparable to our company, as discussed more fully below, and an aggregated peer group analysis.  The aggregated peer group analysis consisted of data from two recognized national compensation surveys covering companies in both the industrial manufacturing and the electronics and scientific equipment industries.  With respect to the aggregated peer group analysis the data was based on select cut information related directly to the size and nature of the companies business and did not include the identities of the individual participating companies in the surveys.  We refer to the companies included in these surveys and the twenty-one companies described in the next paragraph as our “peer group.”  In reviewing and analyzing these data, The Delves Group considered information for each named executive officer position with respect to the following elements of compensation:

•	Base salary;

•	Total cash compensation (salary and actual cash incentive);

•	Target annual cash incentive;

•	Long-term incentives; and

•	Total direct compensation (salary, actual cash incentive and long-term incentives).

The Committee directed The Delves Group to prepare benchmarking statistics that reflected performance at our peer group’s twenty-fifth (25th), fiftieth (50th) and seventy-fifth (75th) percentiles in connection with the foregoing analysis.  The Committee requested The Delves Group to report on the methodology that it used in its analysis, a summary of its findings, and its general views relating to market trends in executive compensation.

In addition to the peer analysis performed by The Delves Group on the aggregated peer group data, the Committee also reviewed compensation data on a company-by-company basis for twenty-one companies that the Committee identified and considered to be most comparable to our company based on the criteria set forth below.  The twenty-one companies include the following:

Ametek Inc.	A.O. Smith Corp.	Baldor Electric Co.
Crane Co.	Donaldson Co. Inc.	Federal Signal Corp.
Gardner Denver Inc.	Hubbell Inc.	IDEX Corporation
Kennametal Inc.	Lincoln Electric Holdings Inc.	Modine Manufacturing Co.
Nordson Corp.	Pentair Inc.	Roper Industries Inc.
Sauer Danfoss Inc.	Superior Essex Inc.	Thomas & Betts Corp.
Wabash National Corp.	Watts Water Technologies Inc.	Woodward Governor Co.

The Committee selected the companies in this comparison group because they generally meet all or most of the following criteria:

•
Comparable revenue (we follow suggested best practices by reviewing approximately twenty companies with annual revenues ranging from approximately 50% to 200% of our annual revenues and with an overall weighted average annual revenue approximately equal to our annual revenue);

•	Compete with our company in the marketplace;

•	Compete with our company for executive talent; and

•	Are manufacturing companies in our industries.

What specific steps did the Committee take in 2009?

In fulfilling its objectives as described above, the Committee took the following steps in 2009:

•
Engaged and directed The Delves Group to assess the competitiveness of our overall compensation and benefits programs and to provide the Committee with guidance as to the composition of our peer group for compensation benchmarking purposes.

•
Engaged and directed Stern Stewart & Co. to benchmark and provide the Committee with guidance in setting target cash incentive amounts under our SVA plan for 2009 and in determining the annual improvement factor and leverage factor used to establish the SVA performance target for 2009 under our SVA plan.

•
Reviewed in consultation with our CEO (other than with respect to his own compensation) and The Delves Group each element of compensation per officer individually as well as in the aggregate using tally sheets that reflected each component of compensation as well as total compensation.

•
With the assistance of The Delves Group, reviewed and recommended adjustments to executive compensation structures in accordance with our philosophy to target base salaries between the thirty-fifth (35th) and fiftieth (50th) percentile as measured against our peer group while also providing executives the opportunity to earn above-median annual incentives for above-average performance.

•
In April 2009, determined that, in light of the challenging economic conditions then facing us, base salaries for our executive officers would be frozen for 2009 with no increases from 2008 base salary levels.

•
Reviewed the performance of our CEO (independent of input from him) and recommended to the independent members of the Board the total compensation for the CEO based on competitive levels and using the same philosophies as stated above as measured against our peer group.

•
Reviewed the performance of our other executive officers with assistance from our CEO and recommended to the independent members of the Board the total compensation for each individual officer based on competitive levels and using the same philosophies as stated above as measured against our peer group.

•
Maintained the practice of holding executive sessions (without management present) at every Committee meeting, including executive sessions in which our independent compensation consultants participated.

•	Reviewed the overall incentive compensation program for our executive officers.

•	Considered and recommended that the Board accept the offer by Messrs. Knueppel and Gliebe to waive temporarily 20% and 10% of their base salaries, as discussed more fully below.

How do we determine total compensation?

We intend to continue our strategy of compensating our executives at competitive levels as compared to our peer group, with the opportunity to earn above-median compensation as compared to our peer group for performance that improves our economic profit (which we believe results in long-term equity appreciation and, therefore, creates value for our shareholders), through programs that emphasize performance-based incentive compensation in the form of annual cash incentives under our SVA plan, deferred SVA cash payments and equity-based awards.  To that end, total compensation, the elements of which we discuss in detail in the section that follows, is tied directly to our performance and is structured to ensure that, due to the nature of our business, there is an appropriate balance between our long-term and short-term performance, and also a balance between our financial performance, individual performance of our executive officers and the creation of shareholder value.  In this regard, the Committee does not fix a percentile at which it seeks to tie the amount of overall compensation paid by us to each of our named executive officers; rather, the Committee allows our named executive officers the opportunity to earn above-median compensation for performance that generates ever increasing returns as compared to our cost of capital.  In this way, the Committee believes our named executive officers are only rewarded with above-median pay if they are able to create value for our shareholders.

We believe that the total compensation paid or awarded to our named executive officers during 2009 was consistent with our financial performance and the individual performance of each of our named executive officers and was appropriate given the challenging economic conditions.  Based on the Committee’s analysis and the advice of The Delves Group, we also believe that the compensation was reasonable in its totality as compared to our peer group and is consistent with our compensation philosophies as described above.

What are the components of total compensation?

We achieve our executive compensation objectives through the following ongoing programs.  All of our named executive officers participate in these programs.  A more detailed discussion of each program is provided below in this Compensation Discussion and Analysis.

Program	Description	Participants	Objectives
Annual Cash Compensation
Base Salary	Annual cash compensation	All employees	Retention Drive superior performance ▪Individual contribution
Shareholder Value Added (SVA) Annual Cash Incentive	Annual incentive with target awards established at each employee level Payments can be higher (subject to a 200% cap) or lower than target, based on business unit and total company annual results	All executive officers and key managers	Drive superior performance ▪Across total company ▪Across business units Retention
Long-Term Incentive Programs
Long-Term Incentive (LTI) Equity Awards	Long-term incentive awards paid in SARs and/or RSUs; grant amounts vary to reflect individual contribution	All executive officers and key managers	Drive superior performance ▪Individual contribution ▪Increase stock price Focus on long-term success Ownership Retention
Retirement Programs
Retirement (401(k)) Savings Plan	Company matching and annual contributions	All U.S. Employees	Retention Competitive Practices
Target Supplemental Retirement Plan	Retirement benefits for executives who have at least 15 years of service and work with us until the age of 58	Key Executives	Retention Competitive Practices
Other Executive Benefits
Perquisites and Executive Benefits	Available to certain executives to assure protection of Company assets and/or focus on Company business with minimal disruption	Specific benefits are offered to different groups of executive officers based on business purpose	Retention Competitive Practices
Other Benefits	Medical, welfare and other benefits	All employees	Retention Competitive Practices

Base Salaries.  We believe that the purpose of base salary is to provide a competitive fixed rate of pay, recognizing different levels of responsibilities within our company.  We determine base salaries for our executives based upon job responsibilities, level of experience, individual performance and expectations with respect to contributions to our future performance as well as comparisons to the salaries of executives in similar positions as compared to our peer group.  The Committee’s goal for the base salary component is to compensate executives between the thirty-fifth (35th) and fiftieth (50th) percentile as compared to similarly-situated executives within our peer group.  The Committee consulted with The Delves Group in considering base salary adjustments for 2009 based on the factors set forth above.

In April 2009, the Committee determined that, in light of the challenging economic conditions then facing the Company, base salaries for our named executive officers would be frozen for 2009 and no comparative adjustments or merit-based increases would be made in 2009.  As a result, the 2009 base salaries for Messrs. Knueppel, Barta, Gliebe, Jones and Colvin did not increase from 2008 levels and remained at $754,000, $355,000, $478,000, $292,000 and $233,000, respectively.

With no base salary increases from 2008 to 2009, Mr. Knueppel’s salary for 2009 placed him in the fortieth (40th) percentile relative to CEOs in our peer group, and Mr. Barta’s salary was in the thirty-fifth (35th) percentile for salaries relative to CFOs in our peer group.  Similarly, the salaries for Messrs. Gliebe, Jones and Colvin in 2009 placed them in the forty-fifth (45th), thirtieth (30th) and twenty-fifth (25th) percentiles, respectively, for salaries relative to similarly-situated persons in our peer group.

Also driven by the challenging economic conditions facing us in 2009, Messrs. Knueppel and Gliebe offered in April 2009 to waive temporarily 20% and 10% of their base salaries, respectively, for the remainder of fiscal year 2009 or, if earlier, until such time as the economic conditions improved. Messrs. Knueppel and Gliebe decided to make this offer in an effort to lead by example in challenging economic times and to further align their compensation with efforts to reduce our cost structure. The Committee considered the offer by Messrs. Knueppel and Gliebe and recommended that our Board of Directors accept their offer, which the Board did effective as of April 1, 2009. As a result, since the base salaries of Messrs. Knueppel and Gliebe did not increase from 2008 to 2009, under this voluntary waiver program, the 2009 salary for Mr. Knueppel was reduced from $754,000 to $594,000 and the 2009 salary for Mr. Gliebe was reduced from $478,000 to $430,200 during the period of this voluntary waiver program.  The voluntary waiver by Messrs. Knueppel and Gliebe remained in effect until October 2009, when the Committee and our Board of Directors determined that the economic conditions had improved sufficiently to reinstate the 2009 base salaries of Messrs. Knueppel and Gliebe effective October 1, 2009.  The base salaries of Messrs. Knueppel and Gliebe remained frozen at the 2008 levels of $754,000 and $478,000, respectively, for the remainder of 2009.

Annual Incentives. We have in effect a Shareholder Value Added (SVA) Plan, which was approved by our shareholders in 2006 and is designed to promote the maximization of shareholder value over the long term.  We chose SVA as the basis for annual incentives for the following reasons.  First, it is the corporate performance measure that is tied most directly, both theoretically and empirically, to the creation of shareholder value.  Managing for high SVA is, by definition, managing for higher stock price.  Second, it is a framework developed for setting goals and measuring performance that rewards participants for both short and long-term results that we realize.  Finally, by focusing on our financial performance as a function of invested capital, management is incented to make prudent investments in assets that are capable of providing strong returns.  In summary, we believe that SVA, as we use it, best recognizes the value that members of our management team add to the capital invested by our stockholders.

We intend the SVA plan to provide a competitive amount of compensation for the executive officers based on their individual participation levels when we achieve the SVA targets as approved by the Committee.  The SVA plan provides cash incentive opportunities based on a comparison of actual annual SVA to target SVA for the year in question.  Performance above target SVA earns a cash incentive greater than the target cash incentive, while performance below target SVA earns a cash incentive less than the target cash incentive or no cash incentive at all.  In years of strong corporate performance, the cash incentive amount that an executive can earn would be considered above the median level for our peer group, and the cash incentive amount that an executive can earn would be below the median level for our peer group in years when we are underperforming.  We have capped the maximum cash incentive that may be earned in any year at 200% of the target cash incentive established for that year.  In addition, as described below, any cash incentive amounts earned above the target cash incentive value are paid in installments over a three year period. To benchmark and determine target cash incentive amounts, and to determine an annual improvement factor and leverage factor that impacts the target cash incentive amount, the Committee retains nationally-recognized independent compensation consultants every three years, or more frequently as deemed necessary.  The 2009 targets for the SVA plan were established in January 2009 with the assistance of Stern Stewart & Co.

SVA is a calculation that attempts to approximate the value executives add to our company above our cost of capital.  SVA is calculated by subtracting a charge for the average net capital employed by us during a fiscal year from the net operating profit after tax that we earn during that same year. The cost of capital we use for this purpose is our weighted average cost of capital, which is determined based on our cost of equity and our after-tax cost of debt.   To encourage improved performance in accordance with the SVA plan, the Committee establishes an expected improvement factor in addition to setting a target SVA amount. Once the Committee establishes the expected improvement factor, the SVA target amount for the year is set by formula. Under the formula, the new target set each year is calculated as follows:

(Previous Year SVA Target + Previous Year SVA Actual)	+	Improvement Factor	=	New SVA Target
2

In light of the difficult economic conditions and volatile market outlook for 2009 that existed in late 2008 and early 2009, and based on the guidance provided by Stern Stewart & Co., the Committee set the expected improvement factor for 2009 at zero.  The Committee determined that in a recessionary economy, which the Company faced in 2009, managing the Company to maintain its 2008 performance, was a stretch goal consistent with the intent and purposes of our SVA plan.  Accordingly, with the improvement factor set at zero for 2009, the SVA target was established by the formula at $46,885,000.

In addition to setting target SVA, the Committee also sets the target cash incentive percentage amount for each of our executive officers.  This amount is based on a percentage of the base salary paid to the executive officers.  For fiscal year 2009, Messrs. Knueppel, Barta, Gliebe, Jones and Colvin had target cash incentive percentage amounts of 100%, 50%, 60%, 45% and 40%, respectively, which equated to target cash incentive amounts of $754,000, $177,500, $286,800, $131,400 and $93,200, respectively.  The Committee, in consultation with The Delves Group and our CEO (other than with respect to his own compensation), set annual incentive targets under our SVA plan at the median level with respect to each respective position held by our executive officers relative to our peer group.  As a result, our executives were given the opportunity to earn above-median annual cash incentive awards for generating improvements in our economic profit while at the same time facing below-median awards (or no award at all) for failing to meet that objective.  The Committee believes that tying above-median incentives to generating increasing returns in excess of our cost of capital is a disciplined way to reward our named executive officers for creating shareholder value.

Based on our performance in 2009, we achieved actual SVA of $29,663,000 (63.3% of our SVA target), which would indicate an earned cash incentive of 35.3% of the target cash incentive.  The Committee therefore approved cash incentives for 2009 equal to 35.3% of the target cash incentive in accordance with the terms of the SVA plan.  As a result, the Committee determined that Messrs. Knueppel, Barta, Gliebe, Jones and Colvin earned SVA cash incentives of $265,817, $62,576, $101,109, $46,324 and $32,857, respectively.  We pay fully all cash incentives earned up to the target cash incentive (100% cash incentive) in cash following the end of that year in accordance with the SVA plan.  Cash incentive amounts earned above the target cash incentive value are paid in installments, with one-third of the above-target amount being paid to the participant in cash after the end of each of the following three years, so long as the named executive officer has not voluntarily terminated his or her employment with us or been terminated for cause.  We do not credit participants with interest on amounts subject to payment in installments.  For 2009, since the cash incentive performance value was approved at 35.3%, the entire SVA cash incentive amounts identified above will be paid in 2010, and no portion of the cash incentives will be paid in installments.

Long-Term Compensation.  We believe that equity-based compensation ensures that our executives have a continuing stake in the long-term success of our company and allows our executives to earn above-median compensation only if our shareholders experience appreciation in their equity holdings.  The Committee granted stock appreciation rights, or SARs, and restricted stock units, or RSUs, to our named executive officers in fiscal year 2009 as described below.

Consistent with our overall compensation philosophy, the Committee, after consultation with The Delves Group, granted long-term compensation awards (namely, stock appreciation rights and restricted stock units) at levels approximating the median level of these awards granted by the companies in our peer group.  We value such awards using the binomial formula.  In addition to the analysis undertaken against our peer group, the Committee also considered our performance against our strategic plan generally as well as the number of awards granted to our officers as compared to grants to all of our other employees.

Other than in the case of newly hired executives, we generally make long-term equity-based awards in April of each year coincident with the completion of annual performance reviews.  In any event, we grant equity-based awards only during an “open window” period following the release of either our quarterly or annual company financial results.

Stock Appreciation Rights (SARs).  The Committee granted stock appreciation rights to each named executive officer in 2009 in the amounts indicated in the “Grants of Plan-Based Awards Table for Fiscal 2009” and the narrative following the table.  The Committee set the base price per share of all of the stock appreciation rights that it granted in 2009 equal to the closing market price of our common stock on the date of grant so that the stock appreciation rights will have value only if the market price of our common stock increases after the grant date.  In addition, the Committee made the stock appreciation rights subject to vesting over five years (with the SARs vesting 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date) to provide additional incentive for our named executive officers to remain in our employment.  The Committee granted stock appreciation rights rather than stock options because it views stock appreciation rights as less dilutive to our shareholders.

Restricted Stock Units (RSUs).  The Committee awarded restricted stock units to each of our named executive officers in 2009 in the amounts indicated in the “Grants of Plan-Based Awards Table for Fiscal 2009” and the narrative following the table.  A restricted stock unit gives the holder a right to have us issue a share of our common stock upon the conditions or date specified in the award.  In addition to providing competitive compensation and an incentive to create shareholder value, these awards are intended to align management and shareholder interests as well as provide a retention incentive for the executive to remain employed by our company.  The Committee determined the number of restricted stock units to grant to each of our executives with reference to the compensation philosophy described above.  The Committee made the restricted stock units subject to forfeiture until the third anniversary of the grant date to provide an additional incentive for our named executive officers to remain in our employment.

What other benefits do we provide to our executives?

We have certain other plans that provide, or may provide, compensation and benefits to our named executive officers.  These plans are principally our 401(k) Plan and our Target Supplemental Retirement Plan.  We also provide life, medical and long-term disability insurance, and short-term disability benefits as part of our compensation package.  The Committee considers all of these plans and benefits when reviewing total compensation of our executive officers.

401(k).  In 2009, our named executive officers participated in our 401(k) plan that covers a group of eligible hourly and salaried employees.  In 2009, salaried participants in the 401(k) plan, including Messrs. Knueppel, Barta, Gliebe, Jones and Colvin, were eligible to contribute a portion of their compensation on a pre-tax basis, up to the limits imposed by the Internal Revenue Service, and we made a matching contribution equal to 100% of the first 1% and 50% of the next 5% of base salary contributed by the employees into their 401(k) accounts.

Target Supplemental Retirement Plan.  The Target Supplemental Retirement Plan limits participants to officers and other key employees recommended by our CEO and approved by the Committee.  The purpose of the plan is to extend retirement benefits to participants without regard to statutory limitations under tax-qualified plans.  To be eligible for a benefit from this plan, an employee must have provided fifteen (15) years of uninterrupted service to our company and remain employed with us until at least age 58, or remain employed with us until at least age 65.  When the plan was adopted by the Board in January 1994, the benefit amounts were benchmarked against a group of then peer companies in consultation with a compensation consultant.  The Committee periodically reviews these benchmarks to determine if they are still appropriate.  The Committee completed its most recent review of the benefit amounts provided under the plan in 2006 with the assistance of Towers Perrin.  The peer companies the Committee considered in its 2006 benchmarking analysis approximate the companies included in our peer group as discussed above.  Our named executive officers participate in the Target Supplemental Retirement Plan.  The Committee’s intent in offering benefits under the Target Supplemental Plan is to provide a competitive retirement package to our named executive officers.  For more information regarding this plan, see the narrative discussion following the “Pension Benefits for Fiscal 2009” table.

What perquisites do we provide?

We provided a modest level of personal benefits to named executive officers in 2009, as summarized below:

•	All of the executive officers had use of a company car for personal travel.

•
Mr. Knueppel has a special life insurance benefit and does not receive a life insurance benefit under the basic program offered to other named executive officers and other salaried employees.  We are the owner of the policy on the life of Mr. Knueppel with a basic death benefit of $3,000,000.  At the time Mr. Knueppel ceases to be employed by us, we become the sole beneficiary on his policy.  Mr. Knueppel’s beneficiary would receive $500,000 in the event of his death while employed by us.  The balance of Mr. Knueppel’s death benefit would be paid to us, including any increased death benefit, since the policy has increasing death benefits as cash value is created.  We pay the entire annual premium on the policy, and income is imputed to Mr. Knueppel in accordance with governmental regulations.

•
Our executive officers are provided with enhanced short-term and long-term disability benefits compared with our other salaried employees.  For salaried employees who are not executive officers, the short-term disability benefit provides up to six months of salary replacement in an amount between 60% and 100% of the salaried employee’s base salary depending on the salaried employee’s credited years of service with our company.  For our executive officers, salary replacement is 100% regardless of credited years of service.  For salaried employees who are not executive officers, the long-term disability benefit commences following six months of disability and provides a benefit of 60% of base salary (which base salary is capped at $300,000 for purposes of calculating the long-term disability benefit).  For our executive officers, the same formula applies but there are no caps.

How do we assure that compensation keeps our executives focused on long-term success?

Our long-term success depends on excellent financial and operational performance year after year.  Therefore, to focus on both the short and long-term success of the Company, our named executive officers’ compensation includes a significant portion—approximately 30% to 50%--that is “at risk” because the value of such compensation is determined based on the achievement of specified results.  If short-term and long-term financial and operational goals are not achieved, then performance-related compensation will decrease.  If goals are exceeded, then performance-related compensation will increase.

In addition, compensation paid in the form of equity awards, such as RSUs and SARs, instead of cash is at-risk because its value varies with changes in the stock price.  By creating a total compensation package where a considerable percentage is paid in equity awards, our executive officers have a significant stake in the long-term success of the Company and gain financially along with our shareholders.

As shown in the following charts, in fiscal 2009, 63% of the CEO’s total compensation and, on average, 57% of the other named executive officers’ compensation was at-risk dependent on performance.  Fifty-six percent (56%) of the CEO’s total compensation and, on average, 51% of the other named executive officers’ total compensation was paid in RSUs or SARs.

For 2009, the CEO’s total compensation reported in the Summary Compensation Table includes $623,160 in “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” Mr. Knueppel is 61 years of age with 30 years of service with our company and, therefore, qualifies for early retirement under the plan.

What are our executive’s stock ownership requirements?

To underscore the importance of linking executive compensation and shareholder interests, we have implemented stock ownership requirements for certain executives, including our named executive officers.  Executives subject to these stock ownership requirements must own a certain dollar value amount of stock before they are permitted to sell shares (other than shares sold to pay option exercise prices or shares sold or surrendered to cover taxes).  Executives who sell shares in violation of these requirements may be ineligible for future long-term incentive awards.  The stock ownership policy requires our CEO to hold shares with a value five (5) times his base salary.  For our Chief Operating Officer and Chief Financial Officer, the ownership threshold is three (3) times base salary and for all other executives the ownership threshold is one (1) times base salary.

What severance and change in control benefits do we provide?

We have no employment agreements with any of our named executive officers that provide benefits prior to a change in control of our company. However, we have entered into change in control and termination agreements with Messrs. Knueppel, Barta, Gliebe, Jones and Colvin, and, under our equity incentive plans, a change in control of our company may trigger potential benefits for all participants, including accelerated vesting of awards.  For a detailed description of the material terms and conditions of these agreements and the change in control provisions of our equity incentive plans, see the “Potential Payments upon a Termination or Change in Control” section below.

The Committee believes the change in control and termination benefits that we provide our named executive officers under the change in control and termination agreements and our equity incentive plans are consistent with the Committee’s overall objective of building shareholder value and contain terms that are similar to those offered to executives of comparable companies.  The purpose of the benefits is to focus our named executive officers on taking actions that are in the best interests of our shareholders without regard to whether such action may ultimately have an impact on their job security, and to avoid the loss of key managers that may occur in connection with an anticipated or actual change in control.  The change in control benefits that we provide our executive officers fulfill these purposes by generally maintaining the executive officers’ expected current and long-term compensation for a specified period following the change in control, vesting awards granted prior to the change in control and making the executive officers whole for certain excise taxes that may result from compensation paid and benefits provided in connection with the change in control and any related termination of employment.  All of our change in control agreements contain “double trigger” provisions, which means that, for an executive officer to receive severance benefits under the agreement, in addition to the change in control there must be some adverse change in the circumstances of the executive officer’s employment. The Committee selected the triggering events for change in control and termination benefits to our named executive officers based on its judgment that these events were likely to result in the job security distractions and retention concerns described above.  Other than the change in control and termination agreements, we have no formal severance program in place for our named executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for each of our named executive officers: (1) the dollar value of base salary and cash incentive earned during the years indicated; (2) the full grant date fair value of RSU and SAR awards granted during the years indicated, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718; (3) the dollar value of earnings for services pursuant to awards granted during the indicated year under non-equity incentive plans; (4) the change in pension value and non-qualified deferred compensation earnings during the years indicated; (5) all other compensation for the years indicated; and, finally, (6) the dollar value of total compensation for the years indicated.  Our named executive officers are our CEO, our vice president and chief financial officer and each of our three other most highly compensated executive officers as of December 31, 2009 (each of whose total cash compensation exceeded $100,000 for fiscal year 2009).  In accordance with the rules of the SEC, the table includes information for the years ended December 29, 2007, December 27, 2008 and January 2, 2010 for each named executive officer.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2007-2009

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Henry W. Knueppel	2009	678,600	0	639,750	1,376,118	265,817	623,160	29,861	3,613,306
Chairman and Chief Executive Officer	2008	746,750	0	422,800	1,027,600	774,735	2,813,886	81,365	5,867,136
(Principal Executive Officer)	2007	725,000	0	480,500	1,267,700	1,450,000	626,255	103,075	4,652,530

David A. Barta	2009	355,000	0	127,950	382,255	62,576	66,054	18,067	1,011,902
Vice President and Chief Financial Officer	2008	350,000	0	126,840	367,000	182,381	48,484	16,539	1,091,244
(Principal Financial Officer)	2007	335,000	0	144,150	452,750	335,000	9,774	18,920	1,295,594

Mark J. Gliebe	2009	454,100	0	341,200	535,157	101,109	217,657	23,123	1,672,346
President and Chief Operating Officer	2008	472,250	0	338,240	513,800	294,687	478,581	35,853	2,133,411
	2007	455,000	0	384,400	633,850	546,000	0	46,734	2,065,984

Paul J. Jones	2009	292,000	0	85,300	282,869	46,324	11,058	15,368	732,919
Vice President, General Counsel and Secretary	2008	287,750	0	63,420	220,200	135,014	0	16,419	722,803
	2007	275,000	0	55,150	216,840	247,500	0	13,062	807,552

Terry R. Colvin	2009	233,000	0	63,975	229,353	32,857	0	16,275	575,460
Vice President, Corporate Human Resources	2008	229,750	0	38,052	132,120	95,763	0	14,538	510,223
	2007	220,000	0	33,090	125,100	176,000	0	8,431	562,621

(1 (1)
These amounts reflect the full grant date fair value of the stock awards granted during the indicated fiscal year, computed in accordance with ASC Topic 718, Compensation-Stock Compensation.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  The assumptions made in valuing the stock awards for 2009, 2008 and 2007 are included under the caption “Shareholders Equity” in Notes 10, 7 and 2, respectively, of the Notes to Consolidated Financial Statements in the 2009, 2008 and 2007 Annual Reports on Form 10-K, and such information is incorporated herein by reference.

( (2)
These amounts reflect the full grant date fair value of all option awards granted during the indicated fiscal year, computed in accordance with ASC Topic 718.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  The assumptions made in valuing the option awards for 2009, 2008 and 2007 are included under the caption “Shareholders Equity” in Notes 10, 7 and 2, respectively, of the Notes to Consolidated Financial Statements in the 2009, 2008 and 2007 Annual Reports on Form      10-K, and such information is incorporated herein by reference.

( (3)
As discussed in more detail in the Compensation Discussion and Analysis, under the SVA plan we pay any cash incentive amounts earned above the target cash incentive value in three equal annual installments.  Since the amounts shown with respect to each named executive officer are in excess of 100% of the applicable target cash incentive values for 2007 and 2008, we have paid or will pay, as applicable, a portion of each amount in such installments over the next three years as long as the named executive officer has not voluntarily terminated his employment with us or been terminated for cause on the installment payment date.

(4)
The values shown are not current cash benefits, but rather actuarial calculations of the change in the accumulated benefit obligations under the Target Supplemental Retirement Plan. Messrs. Knueppel and Gliebe have 30 years and 28 years, respectively, of credited service with our company.  Because Mr. Knueppel qualifies for retirement under the Target Supplemental Retirement Plan for all years presented, the entire annual change in his accumulated benefit is shown in the table.

(5)
The amounts shown include payments for personal benefits and for the other items identified below.  We provide a modest level of personal benefits to named executive officers.  These personal benefits include use of a company car, the payment of certain moving expenses and the payment of life insurance premiums.  For 2009, other items included in this column were: (a) quarterly payments, equal to the per share dividend paid to shareholders, paid on the cumulative amount of restricted stock awards held by the named executive officers of $3,200, $480, $1,280, $600, and $360 for Messrs. Knueppel, Barta, Gliebe, Jones and Colvin, respectively, and (b) company contributions to the named executive officers’ 401(k) plans of $8,575, $8,575, $8,575, $6,935 and $8,155 for Messrs. Knueppel, Barta, Gliebe, Jones and Colvin, respectively.

Grants of Plan-Based Awards

The following table sets forth information regarding all incentive plan awards that the Committee made to our named executive officers during 2009, including incentive plan awards (equity-based and non-equity based) and other plan-based awards.  Disclosure on a separate line item is provided for each grant of an award made to a named executive officer during the year.  The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about these awards.  Non-equity incentive plan awards are awards that are not subject to FAS 123R and are intended to serve as an incentive for performance to occur over a specified period.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2009

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)
Henry W. Knueppel	5/08/2009	4/09/2009				15,000			639,750
	5/08/2009	4/09/2009					90,000	42.65	1,376,118
			0	754,000	1,508,000

David A. Barta	5/08/2009	4/09/2009				3,000			127,950
	5/08/2009	4/09/2009					25,000	42.65	382,255
			0	177,500	355,000

Mark J. Gliebe	5/08/2009	4/09/2009				8,000			341,200
	5/08/2009	4/09/2009					35,000	42.65	535,157
			0	286,800	573,600

Paul J. Jones	5/08/2009	4/09/2009				2,000			85,300
	5/08/2009	4/09/2009					18,500	42.65	282,869
			0	131,400	262,800

Terry R. Colvin	5/08/2009	4/09/2009				1,500			63,975
	5/08/2009	4/09/2009					15,000	42.65	229,353
			0	93,200	186,400

(1)
The table reflects the estimated future payouts at the time these awards were granted under the SVA plan.  As of the date of this proxy statement, these awards have been earned and, up to the target amount, paid out.  As discussed in more detail in the Compensation Discussion and Analysis, cash incentives earned above the target cash incentive value under the SVA plan are subject to payment in three equal annual installments.  To receive the installment payments, the named executive officer must not have voluntarily terminated his employment with us or been terminated for cause prior to the applicable payment date.  We do not credit interest on amounts subject to payment in installments.

Equity Incentive Plan Awards

As reflected in the tables above, the Committee granted equity-based awards to our named executive officers in 2009.  The Committee granted these awards under our two equity incentive plans:  the 2003 Equity Incentive Plan, or the 2003 Plan, and the 2007 Equity Incentive Plan, or the 2007 Plan.  Our equity incentive plans are administered by the Committee with respect to key employee participants, and the Committee generally has the authority to set the terms of awards under the plans except to the extent the plans specify such terms.

Effective May 2009, the Committee awarded 15,000, 3,000, 8,000, 2,000 and 1,500 restricted stock units to Messrs. Knueppel, Barta, Gliebe, Jones and Colvin, respectively, under the 2003 Plan. Pursuant to its practice of granting equity-based awards only during an “open window” period following the release of our quarterly or annual financial results, the Committee awarded the restricted stock units with an effective grant date of May 8, 2009, which was the beginning of the first open window period following the Committee’s action. The restricted stock units had a grant date fair value of $42.65 per share as determined pursuant to FAS 123R, which is equal to the closing market price of a share of our common stock on the date of grant.  The units remain subject to forfeiture for three years following the date of grant.

The Committee also granted stock appreciation rights, or SARs, to each of our named executive officers in 2009.  Effective May 2009, the Committee awarded Messrs. Knueppel, Barta, Gliebe, Jones and Colvin SARs under the 2007 Plan with respect to 90,000, 25,000, 35,000, 18,500 and 15,000 shares, respectively, at a per share base price of $42.65. Pursuant to its practice of granting equity-based awards only during an “open window” period following the release of our quarterly or annual financial results, the Committee awarded the SARs with an effective grant date of May 8, 2009, which was the beginning of the first open window period following the Committee’s action. The base price of these SARs equals the closing market price of a share of our common stock on the date of grant.  The SARs vest and become exercisable over a five-year period, with 40% vesting on the second anniversary of the grant date and 20% vesting on each of the third, fourth and fifth anniversaries of the grant date.  The SARs will expire on May 8, 2019.

Except as otherwise provided by the Committee, awards under the 2003 Plan or any rights or interest may not be assigned or transferred except by will or the laws of descent and distribution during the lifetime of the participant.  Awards under the 2007 Plan and any rights under such awards are generally not assignable, alienable, saleable or transferable by participants.

Shareholder Value Added Plan

As reflected in the tables above, our named executive officers participated in the SVA plan, which is designed to promote the maximization of shareholder value over the long term.  The SVA plan provides cash incentive opportunities based on a comparison of actual annual SVA to target SVA for the year in question.  Performance above target SVA earns a cash incentive more than the target cash incentive while performance below target SVA earns a cash incentive less than the target cash incentive.  Under the SVA plan, the cash incentives earned in one year up to the target cash incentive (100%) are fully paid in cash following the end of that year.

Cash incentive amounts earned above the target cash incentive value are paid in installments, with one-third of the above-target amount being paid to the participant in cash after the end of each of the following three years, as long as the named executive officer has not voluntarily terminated his employment with us or been terminated for cause.  We do not credit participants with interest on amounts subject to payment in installments.  In 2009, the percent of target cash incentive actually earned was below 100%.  Therefore, no portion of the SVA cash incentive amounts earned for 2009 was deferred and subject to payment in installments.

Target Supplemental Retirement Plan

The column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table includes amounts attributable to the change in the actuarial present value of the respective accumulated benefits under the Target Supplemental Retirement Plan for Messrs. Knueppel, Barta, Gliebe, Jones and Colvin.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding option and stock awards held by our named executive officers at January 2, 2010, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Henry W. Knueppel	42,000	28,000(4)	36.36	1/27/2016
	28,000	42,000(5)	48.05	2/06/2017
	0	70,000(6)	42.28	5/2/2018
	0	90,000(7)	42.65	5/8/2019
					35,000(8)	1,817,900

David A. Barta	25,000	0	21.85	6/28/2014
	10,000	0	29.75	1/21/2015
	15,000	10,000(9)	36.36	1/27/2016
	10,000	15,000(10)	48.05	2/06/2017
	0	25,000(11)	42.28	5/02/2018
	0	25,000(12)	42.65	5/8/2019
					9,000(13)	467,460

Mark J. Gliebe	40,000	10,000(14)	29.00	1/3/2015
	21,000	14,000(15)	36.36	1/27/2016
	14,000	21,000(16)	48.05	2/06/2017
	0	35,000(17)	42.28	5/02/2018
	0	35,000(18)	42.65	5/8/2019
					24,000(19)	1,246,560

Paul J. Jones	7,200	4,800(20)	42.94	9/11/2016
	5,200	7,800(21)	44.12	5/01/2017
	0	15,000(22)	42.28	5/02/2018
	0	18,500(23)	42.65	5/8/2019
					4,750(24)	246,715

Terry R. Colvin	4,500	3,000(25)	42.94	9/11/2016
	3,000	4,500(26)	44.12	5/01/2017
	0	9,000(27)	42.28	5/02/2018
	0	15,000(28)	42.65	5/8/2019
					3,150(29)	163,611
_________________________

1)	Exercisable stock options are vested. Unexercisable stock options vest as noted.
2)	Restricted stock and restricted stock units vest as noted.
3)	Based on $51.94 per share closing price of our common stock on the New York Stock Exchange on December 31, 2009.
4)	14,000 options will vest on each of 1/27/2010 and 1/27/2011.
5)	These stock appreciation rights vest with respect to 14,000 shares per year on each of 2/6/2010, 2/6/2011 and 2/6/2012.
6)	These stock appreciation rights vest with respect to 28,000 shares on 5/2/2010, and 14,000 shares per year on each of 5/2/2011, 5/2/2012 and 5/2/2013.
7)	These stock appreciation rights vest with respect to 36,000 shares on 5/8/2011, and 18,000 shares per year on each of 5/8/2012, 5/8/2013 and 5/8/2014.
8)	10,000 shares vest on 2/6/2010, 10,000 shares vest on 5/2/2011 and 15,000 shares vest on 5/8/2012.
9)	5,000 options will vest on each of 1/27/2010 and 1/27/2011.
10)	These stock appreciation rights vest with respect to 5,000 shares per year on each of 2/6/2010, 2/6/2011 and 2/6/2012.
11)	These stock appreciation rights vest with respect to 10,000 shares on 5/2/2010, and 5,000 shares on each of 5/2/2011, 5/2/2012 and 5/2/2013.
12)	These stock appreciation rights vest with respect to 10,000 shares on 5/8/2011, and 5,000 shares on each of 5/8/2012, 5/02/2013 and 5/02/2014.
13)	3,000 shares will vest on each of 2/6/2010, 5/2/2011 and 5/8/2012.
14)	10,000 options will vest on 1/3/2010.
15)	7,000 options will vest on each of 1/27/2010 and 1/27/2011.
16)	These stock appreciation rights vest with respect to 7,000 shares per year on each of 5/2/2011, 5/2/2012 and 5/2/2013.
17)	These stock appreciation rights vest with respect to 14,000 shares on 5/02/2010 and 7,000 shares on each of 5/02/2011, 5/02/2012 and 5/02/2013.
18)	These stock appreciation rights vest with respect to 14,000 shares on 5/8/2011 and 7,000 shares on each of 5/8/2012, 5/8/2013 and 5/8/2014.
19)	8,000 shares will vest on each of 2/06/2010, 5/02/2011 and 5/8/2012.
20)	These stock appreciation rights vest with respect to 2,400 shares per year on each of 9/11/2010 and 9/11/2011.
21)	These stock appreciation rights vest with respect to 2,600 shares per year on each of 5/1/2010, 5/1/2011 and 5/1/2012.
22)	These stock appreciation rights vest with respect to 6,000 shares on 5/2/2010, and 3,000 shares each on 5/2/2011, 5/2/2012 and 5/2/2013.
23)	These stock appreciation rights vest with respect to 7,400 shares on 5/8/2011, and 3,700 shares each on 5/8/2012, 5/8/2013 and 5/8/2014.
24)	1,250 shares will vest on 5/1/2010, 1,500 shares on 5/2/2011 and 2,000 shares on 5/8/2012.
25)	These stock appreciation rights vest with respect to 1,500 shares on each of 9/11/2010 and 9/11/2011.
26)	These stock appreciation rights vest with respect to 1,500 shares per year on each of 5/1/2010, 5/1/2011 and 5/1/2012.
27)	These stock appreciation rights vest with respect to 3,600 shares on 5/2/2010 and 1,800 shares on each of 5/2/2011, 5/2/2012 and 5/2/2013.
28)	These stock appreciation rights vest with respect to 6,000 shares on 5/8/2011 and 3,000 shares on each of 5/8/2012, 5/8/2013 and 5/8/2014.
29)	750 shares vest on 5/01/2010, 900 shares vest on 5/02/2011 and 1,500 shares vest on 5/8/2012.

Option Exercises and Stock Vested

The following table sets forth information relating to the number of stock options exercised and the stock awards that vested during the last fiscal year for each of our named executive officers on an aggregate basis.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2009

	Stock Option Awards		Restricted Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Henry W. Knueppel	126,000	3,518,480	20,000	700,400
David A. Barta	0	0	3,000	105,060
Mark J. Gliebe	0	0	8,000	280,160
Paul J. Jones	0	0	1,250	59,113
Terry R. Colvin	0	0	750	35,468

RETIREMENT BENEFITS

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under each defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation.  The valuation method and all material assumptions applied in quantifying the present value of the current accumulated benefit for each of our named executive officers are included under the caption “Retirement Plans” in Note 6 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 2, 2010, and such information is incorporated herein by reference.  The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in our audited financial statements for the year ended January 2, 2010.  The table also reports any pension benefits paid to each named executive officer during the year.

PENSION BENEFITS FOR FISCAL 2009

Name	Plan name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Henry W. Knueppel	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	30	7,119,348	0
David A. Barta	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	5	124,312	0
Mark J. Gliebe	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	28	1,492,336(1)	0
Paul J. Jones	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	3	11,058	0
Terry R. Colvin	Regal Beloit Target Supplemental Retirement Plan (non-qualified)	3	0	0

(1)
In addition to the four years that Mr. Gliebe has been employed by us, he has been credited under the Regal Beloit Target Supplemental Retirement Plan with the 23 years for which he had credit under his previous employer’s retirement plan.  When Mr. Gliebe’s benefits are paid under the Target Supplemental Retirement Plan, we will deduct from the benefit owed to Mr. Gliebe those amounts paid by his previous employer under the previous employer’s retirement plan.

Target Supplemental Retirement Plan

Messrs. Knueppel, Barta, Gliebe, Jones and Colvin participate in the Supplemental Plan.  The Supplemental Plan limits participants to officers and other key employees selected by the Committee.  The purpose of the Supplemental Plan is to provide replacement income for executives, which is comparable, on a percentage basis, to the retirement income that other employees are entitled to receive and to provide competitive retirement benefits as compared to our peer group of companies.  The Supplemental Plan does this by supplementing retirement income which is lost to higher paid employees due to Social Security caps and limits on income considered for our qualified retirement plans.  Under the Supplemental Plan, participants are entitled, upon normal early retirement, to receive a target supplemental retirement benefit.  This benefit ensures that a participant receives an annual pension benefit that provides up to a maximum of 60% of compensation replacement by paying a benefit that is equal to two percent of the participant’s average annual earnings, which is comprised of the participant’s base salary (including any base salary that the participant waived) and target cash incentives, including cash incentives pursuant to the SVA plan, during the final five years of service with our company, multiplied by the participant’s years of service with our company (up to a maximum of 30 years).  The monthly pension benefit payable to a participant under the Supplemental Plan is reduced by estimated monthly Social Security and 401(k) plan benefits.  For Mr. Gliebe, the monthly pension benefit payable under the Supplemental Plan is also reduced by the amount payable to Mr. Gliebe under his previous employer’s retirement plan.  To receive benefits under the Supplemental Plan, a participant needs a minimum of 15 years of continuous service and to have reached the age of at least 58 or to have reached the age of at least 65.  However, the Committee has discretion to grant additional years of service and/or revise the retirement age requirement for a participant to qualify for benefits, which discretion has never been exercised.

Potential Payments on a Termination or Change in Control

We have no employment agreements with any of our named executive officers that provide for any benefits prior to a change in control of our company.  We have entered into agreements and maintain plans that require us to provide certain benefits to our named executive officers if we undergo a change in control and if the employment of our named executive officers terminates or is adversely affected under circumstances specified in the agreements and plans.

Termination of Employment Prior to a Change in Control

Under our equity incentive plans, if a named executive officer’s employment with us terminates for any reason other than “cause,” all outstanding stock option and stock appreciation right awards generally expire on approximately the thirtieth day following the termination, and all unvested restricted stock awards are forfeited, subject, under certain circumstances, to exceptions permitted by the Committee.  If a named executive officer’s employment is terminated for cause, restricted stock awards that have not vested are generally forfeited immediately, and each unexpired and uncancelled stock option or stock appreciation right award, to the extent not previously exercised, terminates immediately.  “Cause” is defined under our equity incentive plans as (i) the participant’s commission of any felony; (ii) the participant’s fraud, dishonesty, theft, embezzlement, disclosure of trade secrets or confidential information or (iii) other acts or omissions by the participant that result in a breach of any fiduciary duty the participant owes to us.

Change in Control without Termination of Employment

Other than the protections provided by our equity incentive plans, we do not maintain any formal severance program for our named executive officers outside of the context of a change in control of our company.  In the context of a change in control, however, our key executive employment and termination agreements with each of our named executive officers as well as our equity incentive plans require us to provide certain benefits to covered named executive officers.  The agreements also provide for enhanced benefits if the employment of the covered named executive officers terminates in connection with a change in control of our company.  A change in control under our agreements with our named executive officers and our equity incentive plans means any of the following: (i) a person or entity acquires 20% or more of our common stock, (ii) a change occurs in the composition of the board of directors that is not approved by at least two-thirds of the existing directors, (iii) our shareholders approve a merger, consolidation or share exchange other than one that would result in less than a 50% change in ownership of us as the surviving entity, or (iv) our shareholders approve a plan for our dissolution or liquidation.

Under our agreements with our named executive officers, upon a change in control, we are required to cause all restrictions on any restricted stock awards made to the named executive officer prior to the change in control to lapse and to fully and immediately vest all stock options and SARs granted to the named executive officer prior to the change in control.  We are also required, after the change in control, generally to maintain base salaries, fringe benefits, and incentive compensation opportunities at a level equivalent to or higher than the level at which we provided such benefits prior to the change in control.

In addition, in the event of a change in control, under our equity incentive plans, any participant holding a stock option or SAR may exercise the option or SAR in full, even if the option was not otherwise exercisable, and has the right to receive, upon sixty days’ written notice to us after the change in control, cash equal to the excess of the change in control price of the shares covered under the surrendered option or SAR over the exercise or base price of the surrendered options or SARs.  On the date of the change in control, any unvested restricted stock awards held by a participant vests in full and each participant has the right, upon sixty days’ written notice to us, to receive, in exchange for the surrender of the restricted stock awards, an amount of cash equal to the change in control price of the restricted stock awards.

If the change in control transaction would trigger the adjustment provisions of our equity incentive plans, because, under the 2003 Plan, it is a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares, or because, under the 2007 Plan, it is a merger, specified subdivision, combination or dividend of shares, a cash dividend meeting certain requirements, or other event that, in the judgment of the Board or the Committee requires an adjustment to prevent dilution or enlargement of the benefits under the 2007 Plan, the Committee or the Board may make appropriate adjustments to prevent dilution or enlargement of the benefits or potential benefits available under our equity incentive plans.  Under the adjustment provision, the Committee may also determine a cash payment amount to be paid to the holder of any outstanding award in exchange for cancellation of all or a part of the award.  However, under the 2003 Plan, if the event or transaction creates a change in control, then any such payment must be the greatest amount the participant could have received under the change in control provisions described above and, if the Committee determines it is necessary, each share subject to an award may be substituted by the number and kind of shares, other securities, cash or other property to which holders of our common stock are or will be entitled pursuant to the transaction.

Termination of Employment Connected to a Change in Control

The severance benefits provided under our agreements with our named executive officers are triggered if, during the period starting six months before and ending, in the case of Messrs. Knueppel, Barta and Gliebe, three years or, in the case of Messrs. Jones and Colvin, two years, after a change in control of our company, the executive’s employment is terminated.  If the executive’s employment is terminated for cause, or as a consequence of death or disability, our obligations under the agreement are limited to the payment of amounts already earned, plus a prorated portion of any bonus, including cash incentives under the SVA plan, assuming the performance goal for such bonus had been attained.  We may terminate the executive for “cause” under these agreements if he (i) engages in intentional conduct not taken in good faith that has caused us demonstrable and serious financial injury, (ii) is convicted of a felony which substantially impairs the executive’s ability to perform his duties, or (iii) willfully and unreasonably refuses to perform his duties or responsibilities.

If the executive’s employment is terminated other than for cause or as a result of death or disability, or by the executive with good reason, our full obligations under the agreement will be triggered.  The executive may terminate his employment with “good reason” under the agreements if

•	we breach the terms of the agreement;

•	we reduce the executive’s base salary, bonus opportunity or benefits;

•	we remove the executive from positions within our company;

•	the executive determines in good faith that there has been a material adverse change in his working conditions or status;

•	we relocate the executive; or

•	we require the executive to travel 20% more frequently than prior to the change in control.

Under the agreements, the executive will receive a termination payment that is equal to, in the case of Messrs. Knueppel, Barta and Gliebe, three times or, in the case of Messrs. Jones and Colvin, two times the sum of (1) the executive’s annual base salary then in effect (2) the higher of (i) the executive’s annual incentive target bonus for the fiscal year of the termination, which includes cash incentive payments under the SVA plan, or (ii) the annual bonus received in the year prior to the change in control and (3) the value of all fringe benefits.  The agreements also contain a gross-up provision, which provides for additional payments to the executives to compensate them for any excise taxes on payments related to the change in control that may be imposed on the executives under the Internal Revenue Code.  Additionally, the executive will receive outplacement services, health and life insurance for up to, in the case of Messrs. Knueppel, Barta and Gliebe, three years, or, in the case of Messrs. Jones and Colvin, two years, and the reimbursement of certain accounting and legal fees related to calculating the tax impact of these payments.  We will also waive any minimum years of service requirements with respect to supplemental retirement programs, including the Target Supplemental Retirement Plan, and will make a payment equal to the value of any additional retirement benefits the executive would receive if he had remained employed for, in the case of Messrs. Knueppel, Barta and Gliebe, three years, or in the case of Messrs. Jones and Colvin, two years.  The executive will also be credited with, in the case of Messrs. Knueppel, Barta and Gliebe, three years’ or, in the case of Messrs. Jones and Colvin, two years’ additional service under any post-retirement welfare benefit plan that we maintain.  Finally, we will pay any performance awards granted under a long-term incentive plan at target as if all performance requirements were met, but offset by any amount paid upon the change in control under the same award.  We do not currently maintain any long-term cash incentive plan and no awards are outstanding to our named executive officers under any such plan.

Tables Summarizing Payments Upon Termination or Change in Control

The following tables describe the potential payments upon termination and change in control.  These tables assume that the triggering event or events occurred on January 2, 2010, the last business day of our fiscal year, and the price per share of our common stock was $51.94, the closing market price on the last trading day prior to that date.

The following table sets forth certain information relating to the compensation of Mr. Knueppel, our Chairman and Chief Executive Officer, upon a change in control of our company and following a termination of Mr. Knueppel’s employment.  Mr. Knueppel is currently eligible for early retirement.  Accordingly, the table omits a termination relating to normal retirement.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination/Early Retirement(1)	Involuntary Not for Cause Termination(2)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (3)	Death or Disability
Compensation:
Current Year SVA Cash Incentive	$265,817	$265,817			$265,817	$265,817
Payment of SVA from Prior Years	$255,491	$255,491			$ 255,491	$255,491
Termination Payment					$4,613,583
Target Supplemental Plan(4)	$7,119,348	$7,119,348	$7,119,348	$7,119,348	$7,119,348	$7,119,348
Stock Options
Unvested and Accelerated				$436,240	$436,240	$436,240
Restricted Stock
Unvested and Accelerated				$1,817,900	$1,817,900	$1,817,900
Stock Appreciation Rights
Unvested and Accelerated				$1,675,680	$1,675,680	$1,675,680
Benefits and Perquisites:
Cash Payment Under Retirement Plans					$777,753(5)
Post-termination Health & Life Insurance					$38,109
Life Insurance Proceeds						$400,000(6)
Disability						$272,400(7)
Accrued Vacation Pay	$52,200	$52,200	$52,200	$52,200	$52,200	$52,200
Accounting and Legal Services					$15,000
Outplacement Services					$75,400
Total:	$7,692,856	$7,692,856	$7,171,548	$11,101,368	$17,142,521	$12,295,076(8)

(1)
Assumes an approved early retirement.  Benefits upon a voluntary termination that is not an approved early retirement would consist of a target supplemental retirement benefit of $7,119,348 and accrued vacation of $52,200.

(2)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.
(3)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.
(4)	Present value of annuity commencing on retirement and paid monthly for 15 years.
(5)	Reflects a cash payment that is equal to the value of additional retirement benefits that the executive would have received if he remained employed with us for an additional three years.
(6)	Life insurance death benefit payable only in event of death.
(7)
Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(8)
The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Barta, our Vice President and Chief Financial Officer, upon a change in control of our company and following a termination of Mr. Barta’s employment.  Mr. Barta is not currently eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (2)	Death or Disability
Compensation:
Current Year SVA Cash Incentive		$62,576			$62,576	$62,576
Payment of SVA from Prior Years		$59,087			$59,087	$59,087
Termination Payment					$1,651,701
Target Supplemental Plan(3)					$223,507	------
Stock Options						---
Unvested and Accelerated				$155,800	$155,800	$155,800
Restricted Stock
Unvested and Accelerated				$467,460	$467,460	$467,460
Stock Appreciation Rights
Unvested and Accelerated				$532,100	$532,100	$532,100
Benefits and Perquisites:
Cash Payment Under Retirement Plans					$297,924
Post-termination Health & Life Insurance					$54,282 (4)
Life Insurance Proceeds						$150,000(5)
Disability						$33,000(6)
Accrued Vacation Pay	$27,308	$27,308	$27,308	$27,308	$27,308	$27,308
Accounting and Legal Services					$15,000
Outplacement Services					$35,500
280G Tax Gross-up					$957,086
Total:	$27,308	$148,971	$27,308	$1,182,668	$4,539,331	$1,487,331(7)

(1)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.
(2)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.
(3)	Present value of annuity commencing on retirement and paid monthly for 15 years.
(4)	Reflects a cash payment that is equal to the value of additional retirement benefits that the executive would have received if he remained employed with us for an additional three years.
(5)	Life insurance death benefit payable only in event of death.
(6)
Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(7)
The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Gliebe, our President and Chief Operating Officer, upon a change in control of our company and following a termination of Mr. Gliebe’s employment.  Mr. Gliebe is not currently eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (2)	Death or Disability
Compensation:
Current Year SVA Cash Incentive		$101,109			$101,109	$101,109
Payment of SVA from Prior Years		$96,258			$96,258	$96,258
Termination Payment					$2,363,769
Target Supplemental Plan(3)					$2,588,497	-----
Stock Options
Unvested and Accelerated				$447,520	$447,520	$447,520
Restricted Stock
Unvested and Accelerated				$1,246,560	$1,246,560	$1,246,560
Stock Appreciation Rights
Unvested and Accelerated				$744,940	$744,940	$744,940
Benefits and Perquisites:
Cash Payment Under Retirement Plans					$435,000 (4)
Post-termination Health & Life Insurance					$54,948
Life Insurance Proceeds						$250,000(5)
Disability						$106,800(6)
Accrued Vacation Pay	$34,931	$34,931	$34,931	$34,931	$34,931	$34,931
Accounting and Legal Services					$15,000
Outplacement Services					$47,800
280G Tax Gross-up					$2,466,572
Total:	$34,931	$232,298	$34,931	$2,473,951	$10,642,904	$3,028,118(7)

(1)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.
(2)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.
(3)	Present value of annuity commencing on retirement and paid monthly for 15 years.
(4)	Reflects a cash payment that is equal to the value of additional retirement benefits that the executive would have received if he remained employed with us for an additional three years.
(5)	Life insurance death benefit payable only in event of death.
(6)
Disability benefit payable only in event of disability.  The amount shown reflects only the enhanced disability benefits that would be payable to the executive over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(7)
The total amount shown is larger than the amount the executive would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Jones, our Vice President, General Counsel and Secretary, upon a change in control of our company and following a termination of Mr. Jones’s employment.  Mr. Jones is not currently eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (2)	Death or Disability
Compensation:
Current Year SVA Cash Incentive		$46,324			$46,324	$46,324
Payment of SVA from Prior Years		$43,660			$43,660	$43,660
Termination Payment					$877,536
Target Supplemental Plan(3)					$44,169
Stock Options
Unvested and Accelerated
Restricted Stock
Unvested and Accelerated				$246,715	$246,715	$246,715
Stock Appreciation Rights
Unvested and Accelerated				$420,961	$420,961	$420,961
Benefits and Perquisites:
Cash Payment Under Retirement Plans					$167,257(4)
Post-termination Health & Life Insurance					$35,966
Life Insurance Proceeds						$100,000(5)
Accrued Vacation Pay	$22,462	$22,462	$22,462	$22,462	$22,462	$22,462
Accounting and Legal Services					$15,000
Outplacement Services					$29,200
280G Tax Gross-up					$489,327
Total:	$22,462	$112,446	$22,462	$690,138	$2,438,577	$880,122

(1)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.
(2)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.
(3)	Present value of annuity commencing on retirement and paid monthly for 15 years.
(4)	Reflects a cash payment that is equal to the value of additional retirement benefits that the executive would have received if he remained employed with us for an additional two years.
(5)	Life insurance death benefit payable only in event of death.

The following table sets forth certain information relating to the compensation of Mr. Colvin, our Vice President, Corporate Human Resources, upon a change in control of our company and following a termination of Mr. Colvin’s employment.  Mr. Colvin is not currently eligible for either early retirement or normal retirement.  Accordingly, the table omits terminations under those circumstances.

Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Not for Cause Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control (2)	Death or Disability
Compensation:
Current Year SVA Cash Incentive		$32,857			$32,857	$32,857
Payment of SVA from Prior Years		$31,041			$31,041	$31,041
Termination Payment					$667,920
Target Supplemental Plan(3)
Stock Options
Unvested and Accelerated
Restricted Stock
Unvested and Accelerated				$163,611	$163,611	$163,611
Stock Appreciation Rights
Unvested and Accelerated				$288,480	$288,480	$288,480
Benefits and Perquisites:
Cash Payment Under Retirement Plans					$33,870
Post-termination Health & Life Insurance					$35,966
Life Insurance Proceeds						$100,000(4)
Accrued Vacation Pay	$17,923	$17,923	$17,923	$17,923	$17,923	$17,923
Accounting and Legal Services					$15,000
Outplacement Services					$23,300
280G Tax Gross-up					$291,690
Total:	$17,923	$81,121	$17,923	$470,014	$1,601,658	$633,912

(1)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason not in connection with a change in control of our company.
(2)	Assumes the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change in control of our company.
(3)	No benefit based on years of service.
(4)	Life insurance death benefit payable only in event of death.

We set forth below a description of the assumptions that we used in creating the tables above.  Unless otherwise noted, the descriptions of the payments below are applicable to all of the above tables relating to potential payments upon termination.

Current Year SVA Cash Incentive

In the event of a termination of the executive upon retirement, death, disability or in connection with or upon a change in control of our company, the executive is entitled to receive a prorated portion of the target award for the current year SVA.  In the event of a voluntary termination, the executive is not entitled to a portion of the target award for the current year SVA.

Prior Year SVA Cash Incentive Subject to Installment Payments

In the event of an involuntary termination not for cause or a termination of the executive upon retirement, death, disability or following a change in control, the executive is entitled to receive the balance of the SVA awards from prior years that have not been paid.  Such amounts will be paid as soon as practical following the termination. In the event of a voluntary termination, the executive is not entitled to any deferred SVA awards from previous years.

Stock Options, Restricted Stock, Restricted Stock Units and Stock Appreciation Rights

Under our equity incentive plans, in the event of a termination for death, disability or retirement, other than in connection with a change in control, our Board generally has discretion to fully vest any unvested awards.  The tables assume the Board exercises such discretion and fully vests the stock options, SARs, restricted stock and restricted stock units.  All unvested stock options, SARs, restricted stock and restricted stock units vest upon a change in control.

Life Insurance Proceeds

Life insurance proceeds are the death benefits on company paid life insurance.  No life insurance payments will be made in connection with a termination for disability.

The following items apply only to a termination in the context of a change in control for Messrs. Knueppel, Barta, Gliebe, Jones and Colvin.  We assume the termination is without cause or by the executive with good reason.  Further, we assume that the change in control and the executive’s termination of employment both occurred on January 2, 2010, the last business day of our fiscal year.

Target Supplemental Retirement Plan

In the event of a termination related to a change in control, we will waive the years of service requirement under the Target Supplemental Retirement Plan.  Amounts reported in the table reflect the present value of the accumulated benefit, using a five and sixty seven hundredths percent (5.67%) discount rate.

Equity Acceleration

The executive will be entitled to the vesting of all of the executive’s then unvested stock options, SARs, restricted stock and restricted stock units upon a change in control.

Cash Payment Under Retirement Plans

The amounts relating to the cash payments under our retirement plans in the tables above reflect the cash payment that is equal to the value of additional retirement benefits that each executive would have received if he remained employed with our company for an additional three years, in the case of Messrs. Knueppel, Barta and Gliebe, or two years, in the case of Messrs. Jones and Colvin.

Post-Retirement Health Care Benefits

The executive will be covered under our health and life insurance for, in the case of Messrs. Knueppel, Barta and Gliebe, three years or, in the case of Messrs. Jones and Colvin, two years unless the executive obtains equal or greater benefits from another employer.  We have assumed the executive will not obtain benefits from another employer.

Accounting and Legal Services

We are obligated to reimburse the executive for up to $15,000 for accounting and legal services related to the calculation of the tax gross-up amount described below.  The tables assume the entire amount is reimbursed to the executive.

Outplacement

The executive will be entitled to receive outplacement services up to the amount that is equal to ten percent (10%) of the executive’s base salary.  The tables assume the executive will use the full amount of this benefit.

Section 280G Tax Gross-up

Upon a change in control of our company the executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code.  We have agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G excise taxes.  The total Section 280G tax gross-up amount in the above tables assumes that the executive is entitled to a full reimbursement by us of (i) any excise taxes that are imposed upon the executive as a result of the change in control, (ii) any income and excise taxes imposed upon the executive as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed upon the executive as a result of our reimbursement of the executive for any excise or income taxes.  The calculation of the Section 280G gross-up amount in the above tables is based upon a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 7.75% state income tax rate.  For purposes of the Section 280G calculation it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to any non-competition agreement.  The payment of the Section 280G tax gross-up will be payable to the executive for any excise tax incurred unless the executive is terminated for cause, death, disability or pursuant to a voluntary termination without good reason.  The calculation of this gross-up assumes we can prove, by clear and convincing evidence, that we did not make the equity-based awards in 2009 in connection with or contemplation of a change in control of our company.

Non-Competition

As a condition to each executive’s entitlement to receive the severance payments and other benefits described above, the executive is required to execute a waiver of claims and be bound by the terms of a non-competition agreement which prohibits the executive from working in a business that engages in substantial competition with us, for a period of one year from the executive’s termination of employment.  Our Board may waive this provision.

Risk Assessment of Compensation Policies and Practices

We seek to design our compensation policies and practices to reflect a balanced approach between incentives to achieve short-term and longer-term objectives, both of which we believe will help us achieve sustained growth and success over the long term.  While we recognize that the pursuit of our financial performance objectives and the link between the amount of compensation earned under our incentive arrangements and achievement of the objectives may lead to employee behavior that increases certain risks to our company, we believe that we have designed our compensation programs and policies to mitigate these concerns and help to ensure that our policies and practices are consistent with our risk profile.

Our Board relies on our Compensation and Human Resources Committee to address significant risk exposures facing the company with respect to compensation, with appropriate reporting of these risks to be made to the full Board.  The Committee, with the assistance of management and independent compensation consultants, periodically evaluates our compensation policies and practices to assess whether the risks arising from these policies and practices are likely to have a material adverse effect on our company and to assess the effect on these risks of any changes to our enterprise risk profile.  The Committee did not recommend or implement any material changes in 2009 as a result of its most recent assessment, but has identified or implemented the following measures, among others, that it believes serve to mitigate any risks arising from our compensation policies and practices:

•
Based on our belief that base salary and other non-variable elements of compensation help to moderate incentives to incur risk in the pursuit of performance goals that determine variable elements of compensation, we have avoided providing disproportionate amounts of direct compensation through variable elements, targeting, for example, variable compensation elements between 20% to 25% of total direct compensation for our Chief Executive Officer and between 15% to 20% of total direct compensation for our other senior management.

•
We use SVA as the performance measure under our annual cash incentive plan in part because it ties rewards for participants to both short-term and long-term results that we actually realize.  We believe that SVA is the corporate performance measure that is tied most directly, both theoretically and empirically, to the creation of shareholder value.  By focusing on our financial performance as a function of invested capital, our SVA-based annual cash incentive plan creates incentives for prudent investments in assets that are capable of providing strong returns.

•
We have capped payouts under our SVA-based cash incentive plan at 200% and any cash incentive amounts earned in a year above the target cash incentive value for that year are paid over time in installments, with one-third of the above-target amount being paid to the participant in cash after the end of each of the following three years, so long as the named executive officer has not voluntarily terminated his or her employment with us or has been terminated for cause.  We believe that capping the maximum annual cash incentive and deferring over three years the payment of any cash incentive amounts earned above the target cash incentive value serve to limit participants’ incentives to take short-term or inappropriately risky measures to increase payouts in any given year.

•
Our SAR and RSU awards under our long-term incentive compensation arrangements are subject to five- and three-year vesting periods, respectively, which we believe fosters employee retention and further helps to mitigate against taking short-term risks, while encouraging our employees to focus on our sustained growth over the long term.

•
We have implemented stock ownership requirements for certain executives, including our named executive officers, which we believe help to focus our executives on long-term stock price appreciation and sustainability.

We maintain incentive compensation programs for certain of our non-executive officer employees at select business units or functions under which compensation is determined in part on the basis of sales, plant performance criteria or productivity measures. The eligible employees are generally engaged in sales or manufacturing functions and our general philosophy regarding their compensation is to provide a portion of their compensation on a variable basis to create incentives for them to bring in new customers and/or increase sales to existing customers, and improve manufacturing productivity and efficiencies. We recognize that encouraging these actions by the participants may pose risks through the possibility of generating a high volume of low-quality sales or short-term revenue accompanied by long-term costs or additional risks. Accordingly, we designed the programs to limit these risks by capping the amount of compensation participants may earn under these variable compensation programs and by taking into account profitability of additional sales on which variable compensation is paid and the quality and continuous improvement of plant performance and productivity measures. We monitor the programs periodically to determine whether our risk-management objectives are being addressed by these features and intend to modify the programs if necessary to reflect changes to our risk profile.

DIRECTOR COMPENSATION

The following table sets forth certain information relating to the compensation of the directors for the last fiscal year other than Messrs. Knueppel and Gliebe who received no additional compensation for their service as directors.

DIRECTOR COMPENSATION FOR FISCAL 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Christopher L. Doerr	$61,500	$85,300	$146,800
Thomas J. Fischer (Chair, Audit Committee)	$58,500	$85,300	$143,800
Dean A. Foate (Chair, Compensation and Human Resources Committee)	$59,500	$85,300	$144,800
G. Frederick Kasten, Jr. (Presiding Director)	$57,500	$85,300	$142,800
Curtis W. Stoelting	$57,500	$85,300	$142,800
Carol N. Skornicka (Chair, Corporate Governance and Director Affairs Committee)	$57,500	$85,300	$142,800
Rakesh Sachdev	$56,750	$85,300	$142,050

(1)
These amounts reflect the dollar value of the compensation cost of all outstanding full grant date fair value of all stock awards granted during fiscal 2009, computed in accordance with FASB ASC Topic 718.  As of December 31, 2009, the outstanding number of option awards for Messrs. Doerr, Fischer, Foate, Kasten, Stoelting and Sachdev and Ms. Skornicka were 23,000, 0, 14,000, 0, 13,000, 7,000 and 10,000, respectively.  Each Director was awarded 2,000 restricted stock units during 2009.

Our compensation policies for directors are designed to attract and retain the most qualified individuals to serve on the Board in the industry in which we operate.  The equity portion of director compensation is designed to align directors’ interests with shareholders’ interests. The non-employee directors are paid the following fees:

•	Annual retainer fee of $40,000 for each director.

•	Annual retainer fee of $8,000 for the chair of the audit committee, and an annual retainer fee of $4,000 for each of the other members of the audit committee.

•	Annual retainer fee of $7,000 for the chairs of other committees, and an annual retainer fee of $3,000 for each of the other members of the other committees.

•	Annual retainer fee of $8,000 for the presiding director.

•	Each director receives a fee of $1,500 per day, plus expenses, for each Board meeting attended in person or $750 per day if attended telephonically.

•	Directors do not receive an additional fee, other than reimbursement for expenses, for committee meetings attended in person or telephonically.

Each individual non-employee director serving on the Board on April 27, 2009, the date of our 2009 annual shareholders meeting, was awarded 2,000 restricted stock units with an effective grant date of May 8, 2009, which was the beginning of the first open window period following the 2009 annual shareholders meeting. The restricted stock units had a grant date fair value of $42.65 per share as determined pursuant to FASB ASC Topic 718, which is equal to the closing market price of a share of our common stock on the date of grant.  The units remain subject to forfeiture for three years following the date of grant.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management.  Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended January 2, 2010.

This report of the Compensation and Human Resources Committee has been presented by the following named directors currently comprising the Committee: Dean A Foate (Chairperson), Christopher L. Doerr and Curtis W. Stoelting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation and Human Resources Committee of the Board of Directors are Dean A Foate (Chairperson), Christopher L. Doerr and Curtis W. Stoelting.  There are no interlocks among the Committee members and the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is currently comprised of three directors, each of whom is independent as defined in the NYSE’s listing standards and SEC rules.  The Audit Committee operates under a written charter adopted by the Board.

The Company’s management is responsible for the Company’s internal controls and the financial reporting process, including the system of internal controls.  The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States.  The Audit Committee’s responsibility is to monitor and oversee this process.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company with management and Deloitte & Touche LLP, the Company’s independent auditors.  The Audit Committee has discussed with Deloitte & Touche LLP matters required to be discussed by Statement on Auditing Standards No.  114, “The Auditor’s Communication with Those Charged with Governance.”

The Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.  The Audit Committee considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scopes and plans for their respective audits.  The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and overall quality of the Company’s financial reporting.

Based on the Audit Committee’s reviews and discussions with management, the internal auditors and the independent auditors referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 2, 2010 for filing with the SEC.

This report of the Audit Committee has been presented by the following named directors currently comprising the Committee: Thomas J. Fischer (Chairperson), Rakesh Sachdev and Curtis W. Stoelting.

PROPOSAL 2:   RATIFICATION OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2010

Deloitte & Touche LLP has served as our independent auditors since 2002.  The Audit Committee has selected Deloitte & Touche LLP as our independent auditors for 2010, and this selection is being presented to shareholders for ratification.  The Board recommends to the shareholders the ratification of the selection of Deloitte & Touche LLP to audit the financial statements of our company and our subsidiaries for 2010.  Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Deloitte & Touche LLP as our independent auditors for 2010.

If, prior to the Annual Meeting, Deloitte & Touche LLP declines to act or its engagement is otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent auditor whose engagement for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the Annual Meeting.  If the shareholders fail to ratify the appointment of Deloitte & Touche LLP, then the Audit Committee will consider it a direction to select another independent auditor for 2010.  Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent auditor at any time during the year if it believes that such a change would be in the best interests of our company and our shareholders. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to answer appropriate questions and, if they so desire, to make a statement.

Independent Auditor Fees

During the fiscal years ended January 2, 2010 and December 27, 2008, we retained and paid Deloitte & Touche LLP to provide audit and/or other services.  The fees paid to Deloitte & Touche LLP for the years ended January 2, 2010 and December 27, 2008 were as follows:

Audit Fees.  Fees for audit services totaled $2,149,800 in 2009 and $2,100,700 in 2008.  Audit fees included fees and expenses associated with the annual audit, assessment of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, and required international statutory audits.

Audit-Related Fees.  Fees for audit-related services totaled $217,500 in 2009 and $160,500 in 2008.  Audit-related fees included fees for services in connection with employee benefit audits, certain statutory filings and fees for services in connection with the common stock offering in 2009.

Tax Fees.  Fees for tax services totaled $470,900 in 2009 and $574,200 in 2008.  Tax fees included fees for tax return preparation and reviews, tax consultations and tax advice and planning.

All Other Fees.  There were no such fees paid to Deloitte & Touche LLP in either 2009 or 2008.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis.  The Audit Committee approved 100% of the services described under the general categories of Audit-Related Fees and Tax Fees in 2009. The Audit Committee does not consider the provision of these non-audit services by the independent registered public accounting firm to be incompatible with maintaining auditor independence.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2010.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors to file reports of ownership and changes of ownership with the SEC.  The regulations of the SEC require the officers and directors to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such forms furnished to us, or written representations that no Form 5 was required to be filed, we believe that, during the fiscal year ended January 2, 2010, all of our directors and executive officers timely complied with the Section 16(a) filing requirements, with the exception of late Form 4s filed by or on behalf of Messrs. Knueppel, Gliebe and Barta to reflect the lapsing of restrictions on previous grants of restricted stock received under the Company’s long-term incentive compensation program.

Delivery of Proxy Materials to Households

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our annual report to shareholders and this proxy statement.  Upon oral or written request, we will promptly deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered.  Shareholders sharing an address may also request delivery of a single copy of the annual report or proxy statement if they are currently receiving multiple copies of such documents. Shareholders may notify the Company of their requests by calling or writing to Paul J. Jones, Vice President, General Counsel and Secretary, Regal Beloit Corporation, 200 State Street, Beloit, Wisconsin 53511, telephone number: (608) 364-8800.

SHAREHOLDER PROPOSALS

Proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) that are intended to be presented at the 2011 annual meeting of shareholders must be received by us no later than November 28, 2010 to be included in our proxy materials for that meeting.

Further, a shareholder who otherwise intends to present business at the 2011 annual meeting otherwise than pursuant to Rule 14a-8 (i.e., a proposal a shareholder intends to present at the 2011 annual meeting, but does not intend to have included in our proxy materials) must comply with the requirements set forth in the Company’s Bylaws. Among other things, to bring business before the 2011 annual meeting, a shareholder must give written notice thereof, complying with the Bylaws, to the Secretary of the Company not less than 45 days and not more than 70 days prior to the first anniversary of the date that this proxy statement was first mailed to shareholders. This proxy statement was first mailed to shareholders on March 26, 2010. Under the Bylaws, if we do not receive notice of a shareholder proposal submitted (otherwise than pursuant to Rule 14a-8) on or prior to February 9, 2011, then the notice will be considered untimely and we will not be required to present such proposal at the 2011 annual meeting.  If the Board nonetheless chooses to present such proposal at the 2011 annual meeting, then the persons named in proxies solicited by the Board for the 2011 annual meeting may exercise discretionary voting power with respect to such proposal.

   By Order of the Board of Directors

   REGAL BELOIT CORPORATION

   /s/ Paul J. Jones
   Paul J. Jones
                      Vice President, General Counsel and Secretary

We will furnish to any shareholder, without charge, a copy of our Annual Report on Form 10-K for 2009.  You may obtain a copy of the Form 10-K by writing to Paul J. Jones, Vice President, General Counsel and Secretary, Regal Beloit Corporation, 200 State Street, Beloit, Wisconsin 53511 or on the Company’s website at www.regalbeloit.com.

Appendix A

REGAL BELOIT CORPORATION
CRITERIA FOR DETERMINING DIRECTOR INDEPENDENCE

The Board of Directors has established categorical standards to assist it in making determinations of director independence.  Under these categorical standards, the following relationships that currently exist or that have existed, including during the preceding three years, will not be considered to be material relationships that would impair a director’s independence:

1.	An immediate family member of the director is an employee (other than an executive officer) of the Company;

2.
A director, or a family member of the director, receives or received less than $120,000 during any twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with the Company); provided, however, that compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer of the Company need not be considered in determining independence under this test; and provided, further, that compensation received by an immediate family member of the director for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test;

3.
(A) A director, or a family member of the director, is a former partner or employee of the Company’s internal or external auditor but did not personally work on the Company’s audit within the last three years; or (B) a family member of a director is employed by an internal or external auditor of the Company but does not personally work on the Company’s audit;

4.
A director, or a family member of the director, is or was an employee, other than an executive officer, of another company where any of the Company’s present executives serve on that company’s compensation committee;

5.
A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, another company, that makes payments (other than contributions to tax exempt organizations) to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; provided, however, that in applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year; and provided, further, that this test applies solely to the financial relationship between the Company and the director’s (or immediate family member’s) current employer — the Company need not consider former employment of the director or immediate family member;

6.	A family member of the director, other than his or her spouse, is an employee of a company that has a relationship with the Company, but the family member is not an executive officer of that company;

7.	A family member of the director has a relationship with the Company, but the family member is not an immediate family member of the director;

8.
The director, or an immediate family member of the director, was an executive officer of another company that was indebted to the Company, or to which the Company was indebted, but the total amount of either company’s indebtedness to the other was less than 2% of the total consolidated assets of the company for which the director, or an immediate family member of the director, served as an executive officer;

9.
A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, a tax exempt organization to which the Company’s and its foundation’s contributions in any single fiscal year do not exceed the greater of $1 million or 2% of such organization’s consolidated gross revenues; or

10.	A director is a shareholder of the Company.

For purposes of the foregoing, an “immediate family member” shall be deemed to include a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home; provided, however, that when applying the three-year “look-back” provisions of the foregoing tests, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

For relationships not covered by the categorical standards set forth above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the categorical standards set forth above. The Company must identify which directors are independent and disclose the basis for that determination in the next proxy statement.

In addition, the Company shall disclose in its annual proxy statement any contributions made by the Company to any tax exempt organization in which any independent director serves as executive officer if, within the preceding three years, contributions in any single year from the Company exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

VOTE BY INTERNET - www.proxyvote.com
REGAL BELOIT CORPORATION 200 STATE STREET BELOIT, WI 53511
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Regal Beloit, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

REGAL BELOIT CORPORATION
The Board of Directors recommends a vote FOR all director nominees listed below and FOR Proposal 2.

Election of Directors			For	Against	Abstain
1.	The election of: (for terms expiring in 2013)
	1a.	Christopher L. Doerr	□	□	□
	1b.	Mark J. Gliebe	□	□	□
	1c.	Curtis W. Stoelting	□	□	□

Vote On Other Proposal						For	Against	Abstain
2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for 2010.					□	□	□

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS CARD.  When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. IF a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.					□

Signature (PLEASE SIGN WITHIN BOX)			Date			Signature (Joint Owners)	Date

REGAL BELOIT CORPORATION

Dear Shareholder:

You are cordially invited to attend the Regal Beloit Corporation Annual Meeting of Shareholders to be held at 9:00 A.M. Central Daylight Time on Monday, April 26, 2010, at the Company’s headquarters, 200 State Street, Beloit, WI  53511.  The accompanying Notice of Annual Meeting and Proxy Statement contain detailed information as to the formal business to be transacted at the meeting.

Whether or not you plan to attend the meeting, it is important that the shares be voted.  Accordingly, please complete, sign and date the proxy card attached below and return it in the enclosed postage-paid envelope.  In the alternative, you have the option to vote these shares by the Internet or telephone as indicated on the reverse side or by attending the meeting and voting in person.

Sincerely,

REGAL BELOIT CORPORATION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxydocs.com/rbc.

PROXY

REGAL BELOIT CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON APRIL 26, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Henry W. Knueppel and Paul J. Jones or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all share of common stock of REGAL BELOIT CORPORATION (the “Company”) held of record by the undersigned as of the close of business on March 4, 2010 at the Annual Meeting of Shareholders to be held on April 26, 2010, at 9:00 A.M. Central Daylight Time, at the Company’s headquarters, 200 State Street, Beloit, WI 53511, or any adjournment or postponement thereof.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES LISTED IN ITEM 1 AND “FOR” THE PROPOSAL IN ITEM 2. THE PROXIES ARE AUTHORIZED IN THEIR DISCRETION TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

Please mark, sign, date and return this card promptly using the enclosed envelope.

Address Change/Comments:

(If you noted any address change/comments above, please mark corresponding box on reverse side.)
SEE REVERSE SIDE	SEE REVERSE SIDE
Continued and to be signed on Reverse Side